Filed Pursuant to Rule 424(b)(5)

Registration No. 333-86806

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 7, 2002)

$400,000,000

Pulte Homes, Inc.

6.375% Senior Notes due 2033

          The senior notes bear interest at a rate of 6.375% per year. Interest on the senior notes is payable on May 15 and November 15 of each year, beginning on November 15, 2003. The senior notes will mature on May 15, 2033. We may redeem the senior notes at any time prior to maturity, in whole or in part, at redemption prices as described in this prospectus supplement. See “Description of Senior Notes – Optional Redemption.”

      The senior notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness. The senior notes will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000.

      The senior notes will be guaranteed on a senior basis by guarantees of our direct or indirect wholly-owned homebuilding subsidiaries in the United States, including Pulte Home Corporation and Del Webb Corporation.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these senior notes or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

			Proceeds, Before
	Price to	Underwriting	Expenses, to
	Investors(1)	Discount	Pulte

Per Note	99.446%	0.875%	98.571%
Total	$397,784,000	3,500,000	$394,284,000

(1)	Plus accrued interest from May 22, 2003, if settlement occurs after that date.

      The senior notes are expected to be delivered through The Depository Trust Company on or about May 22, 2003.

Joint Book-Running Managers

Banc of America Securities LLC	Banc One Capital Markets, Inc.	Citigroup

Comerica Securities, Inc.

Credit Lyonnais Securities USA Inc.

SunTrust Robinson Humphrey

ABN AMRO Incorporated

PNC Capital Markets, Inc.

UBS Warburg

The date of this prospectus supplement is May 19, 2003

THE OFFERING
PULTE HOMES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
USE OF PROCEEDS
CAPITALIZATION
THE GUARANTORS
DESCRIPTION OF SENIOR NOTES
UNDERWRITING
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
PULTE HOMES
THE TRUSTS
WHERE YOU CAN FIND MORE INFORMATION
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES
RATIO OF EARNINGS TO FIXED CHARGES
THE OFFERING
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF WARRANTS
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
DESCRIPTION OF TRUST PREFERRED SECURITIES
DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE
PLAN OF DISTRIBUTION
EXPERTS
LEGAL OPINIONS

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Pulte Homes, Inc. is a Michigan corporation. Our principal executive offices are located at 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304 and our telephone number at that address is (248) 647-2750. Our website is located at www.pulte.com. The information on our website is not part of this prospectus supplement.

      In this prospectus supplement, “Pulte,” “we,” “us” and “our” refer to Pulte Homes, Inc. and its respective consolidated subsidiaries; and “underwriters” refers to the firms listed on the cover of this prospectus supplement.

THE OFFERING

      The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the senior notes, see “Description of Senior Notes” in this prospectus supplement.

Terms of The Senior Notes:

Issuer	Pulte Homes, Inc., a Michigan corporation.

Aggregate Principal Amount	$400,000,000.

Interest Rate	6.375% per year.

Maturity Date	May 15, 2033.

Interest Payment Dates	May 15 and November 15 of each year, beginning November 15, 2003, to holders of record on the May 1 or November 1 preceding the relevant interest payment date.

Interest Calculations	Based on a 360-day year of twelve 30-day months.

Ranking	The senior notes will rank equally with all of our unsecured and unsubordinated indebtedness.

Guarantees	Payment of principal of and interest on the senior notes will be guaranteed, jointly and severally (the “Guarantees”), by our direct or indirect wholly-owned homebuilding subsidiaries in the United States, including Pulte Home Corporation and Del Webb Corporation (the “Guarantors”). The Guarantees will rank equally with all other unsecured and unsubordinated indebtedness of such subsidiaries.

Repurchase at Option of Holder	Upon a Change in Control Triggering Event, each holder of senior notes will have the right, at the holder’s option, subject to the terms and conditions of the indenture governing the senior notes, to require us to purchase all or any part of such holder’s senior notes at a cash price equal to 100% of their face amount, plus accrued interest to the date of repurchase. See “Description of Senior Notes — Repurchase of the Senior Notes at the Option of the Holder” in this prospectus supplement.

Optional Redemption	We may redeem any or all of the senior notes at any time at a redemption price equal to the greater of (1) 100% of the principal amount of the senior notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points, plus, in each case, accrued and unpaid interest on the senior notes to the redemption date.

Sinking Fund	None.

Form and Denominations	The senior notes will be issued in book-entry form in denominations of $1,000 and integral multiples thereof and represented by one or more global notes deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company.

Settlement	Same-day — immediately available funds.

Use of Proceeds	We estimate that we will receive net proceeds from the offering, after deducting the underwriters’ discount and commissions and before offering expenses, of approximately $394,284,000. We intend to use the proceeds for general corporate purposes. Prior to application for the foregoing purposes, we may invest a portion of the proceeds in short-term investments.

General Indenture Provisions Applicable to the Senior Notes:

No Limit on Debt	The indenture governing the senior notes does not limit the amount of debt that we may issue or provide holders any protection should we be involved in a highly leveraged transaction.

Certain Covenants	The indenture governing the senior notes contains covenants that, among other things, will limit our ability and the ability of some of our subsidiaries to:

• issue, assume or guarantee certain additional secured indebtedness; and

• engage in sale and lease-back transactions.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Senior Notes” in this prospectus supplement and under the heading “Description of Debt Securities” in the accompanying prospectus.

Events of Default	Each of the following is an event of default under the indenture governing the senior notes:

• our failure to pay principal of or premium, if any, on the senior notes when due;

• our failure for 30 days to pay interest when due on the senior notes;

• the occurrence of a default in respect of our debt or the debt of our subsidiaries (except certain non-recourse land financing) totaling $10 million or more in aggregate principal amount, resulting in the acceleration of such debt or due to the failure to pay such debt at maturity;

• any guarantee in respect of the senior notes by certain of our guarantors ceases to be in full force and effect and enforceable in accordance with its terms;

• our failure to perform other covenants with respect to the senior notes for 60 days after receipt of notice of failure; and

• certain events of bankruptcy, insolvency or reorganization.

If any event of default occurs and is continuing, the trustee under the indenture or holders of at least 25% in aggregate principal amount of outstanding debt securities issued under the indenture may declare the principal thereof immediately due and payable.

Other	The senior notes will constitute a single series of debt securities under the indenture and will therefore vote together as a single series for purposes of determining whether the holders of the requisite percentage in outstanding principal amount have taken certain actions or exercised certain rights under the indenture.

PULTE HOMES

      We are a publicly held holding company whose subsidiaries engage in the homebuilding and financial services businesses. We have three reportable business segments: homebuilding, financial services and corporate.

      The homebuilding segment of our operations consists of two business units: domestic homebuilding and international homebuilding. Through Pulte Home Corporation, Del Webb Corporation and our other homebuilding subsidiaries in the United States, we acquire land, develop communities and build and sell a wide variety of homes, including detached units, townhouses, condominium apartments and duplexes, all primarily sold for use as principal residences. Our homes are targeted to first-time, move-up, semi-custom and active adult home buyers (a growing demographic group in their pre-retirement and retirement years). Our international homebuilding subsidiaries engage in residential land development and homebuilding in Mexico, Puerto Rico and Argentina, primarily through subsidiaries of Pulte International Corporation.

      Through Pulte Mortgage Corporation, we also provide mortgage financing services, primarily to buyers of our homes.

      Our homebuilding strategy in the United States is focused on the continued development of the Pulte consumer and value-based brand. Our goal is to create a wide array of well-located, quality-built residential housing communities for homebuyers to provide repeat sales opportunities as they transition from first-time, move-up, semi-custom and ultimately to active adult buyers. We believe our July 31, 2001 merger with Del Webb Corporation strengthens our position in the high growth, active adult market. Our extensive pre-construction market research and analysis enables us to understand what our homebuyers desire. We then specifically develop our communities and products to that well-defined homebuyer profile. Our commitment to research and development is focused on the continuous improvement of construction and land development techniques, which allows us to provide high levels of quality and value in our homes and communities. Our Pulte Preferred Partnership (P3) program was initiated with a goal toward developing long-term relationships with premier contractors and suppliers to maximize execution of our development and building plans. In addition, we believe that our well-capitalized financial structure combined with our high level of production volume allow us to negotiate favorable material and supply purchasing agreements on a national and/or regional basis to minimize our costs of production. Finally, our mortgage financing subsidiaries have continued to automate operations to (a) enhance customer service, (b) facilitate the sales process and (c) reduce mortgage origination production costs to maximize profitability. We believe the Del Webb merger has facilitated implementation of these goals and we will continue to evaluate available strategic acquisition opportunities that coincide with our long range goals.

      Our executive offices are located at 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304, and our telephone number is (248) 647-2750.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The following table contains selected consolidated financial data and is qualified by the more detailed consolidated financial statements and related notes of Pulte incorporated by reference into the accompanying prospectus. The balance sheet data as of December 31, 1998, 1999, 2000, 2001 and 2002 and the income statement data for each of the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002 are derived from the audited consolidated financial statements of Pulte. The balance sheet data as of March 31, 2002 and 2003 and the income statement data for the three months ended March 31, 2002 and 2003 are not audited and are preliminary data prepared by management, and in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The following selected historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto contained in our annual report on Form 10-K for the fiscal year ended December 31, 2002 and our quarterly report on Form 10-Q for the three months ended March 31, 2003 which are incorporated into this offering.

						Three Months ended
	Year Ended December 31,					March 31,

	1998	1999	2000	2001	2002	2002	2003

						(unaudited)	(unaudited)

	(Dollars in thousands)
Income Statement Data (1):
Revenues:
Homebuilding	$2,837,710	$3,711,196	$4,195,675	$5,309,829	$7,363,989	$1,355,605	$1,523,439
Financial Services	46,383	54,279	50,669	77,222	106,628	23,024	27,596
Corporate	12,692	2,748	633	2,210	1,202	112	1,555

Total revenues	2,896,785	3,768,223	4,246,977	5,389,261	7,471,819	1,378,741	1,552,590

Pre-tax income (loss):
Homebuilding	170,311	311,668	386,604	512,291	724,067	115,334	137,412
Financial Services	18,229	25,721	24,788	36,948	66,723	12,254	17,116
Corporate	(22,726)	(50,984)	(56,296)	(57,452)	(61,968)	(15,054)	(15,369)

Total pre-tax income	165,814	286,405	355,096	491,787	728,822	112,534	139,159
Income taxes	64,666	108,118	136,712	189,362	284,221	43,894	52,858

Income from continuing operations	101,148	178,287	218,384	302,425	444,601	68,640	86,301
Income (loss) from discontinued operations	1,035	(122)	(29,871)	(1,032)	9,044	(528)	(164)

Net income	$102,183	$178,165	$188,513	$301,393	$453,645	$68,112	$86,137

Balance Sheet Data (1):
Assets:
Homebuilding	$1,765,431	$2,157,395	$2,443,540	$5,060,583	$6,092,102	$5,180,036	$6,057,173
Financial Services	274,488	237,318	283,265	481,914	645,977	322,722	427,316
Corporate	222,642	92,638	159,678	168,396	150,376	105,270	318,391

Total assets	$2,262,561	$2,487,351	$2,886,483	$5,710,893	$6,888,455	$5,608,028	$6,802,880

Indebtedness (including current maturities):(1)
Homebuilding	$22,405	$—	$—	$—	$—	$—	$—
Financial Services	245,135	206,959	242,603	413,675	559,621	261,256	343,724
Corporate	508,496	508,690	666,296	1,722,864	1,913,268	1,722,605	2,209,882

Total indebtedness	$776,036	$715,649	$908,899	$2,136,539	$2,472,889	$1,983,861	$2,553,606

Shareholders’ equity	$921,442	$1,093,319	$1,247,931	$2,276,665	$2,760,426	$2,376,450	$2,831,058

											Three Months ended
	Year Ended December 31,										March 31,

	1998		1999		2000		2001		2002		2002		2003

											(unaudited)		(unaudited)

	(Dollars in thousands, except average sales prices)
Summary of Operating and Other Financial Data:
Ratio of earnings to fixed charges (2)	3.69	x	5.08	x	5.29	x	4.16	x(3)	4.46	x	2.97	x	3.16	x
Homebuilding in the United States:
Unit settlements	16,511		19,848		19,799		22,915		28,903		5,502		5,785
Average sales price	$175,000		$187,000		$206,000		$225,000		$242,000		$238,000		$250,000
Backlog of sales contracts — units	5,585		5,432		5,477		8,678		10,605		11,264		13,053
Backlog of sales contracts — dollar value	$1,036,000		$1,180,000		$1,307,000		$2,118,000		$2,857,000		$2,812,000		$3,564,000

(1)	Certain amounts in the years 1998 through 2001 were re-classified to conform to the year 2002 presentation.

(2)	The ratios of earnings to fixed charges set forth above are computed on a total enterprise basis, except for our discontinued thrift operations, which are excluded. Fixed charges include interest incurred and a portion of rent expense, which represents the estimated interest factor and amortization of debt expense.

(3)	Calculations for 2001 include the operations of Del Webb Corporation since July 31, 2001, the date on which our merger with Del Webb Corporation closed.

USE OF PROCEEDS

      We estimate that we will receive net proceeds from the offering, after deducting the underwriters’ discount and commissions and before offering expenses, of approximately $394.3 million. We intend to use the net proceeds from this offering for general corporate purposes. Prior to application for the foregoing purposes, we may invest a portion of the proceeds from this offering in short-term investments.

CAPITALIZATION

      The following table sets forth our unaudited capitalization at March 31, 2003 on an actual basis and as adjusted to give effect to the issuance of the senior notes and the application of the net proceeds of this offering as set forth in “Use of Proceeds.” This table should be read in conjunction with our consolidated financial statements and related notes and other financial information that we have incorporated by reference in the accompanying prospectus.

	As of March 31, 2003

	Actual	As Adjusted

	(in thousands)
	(unaudited)
Indebtedness:
Short-term debt	$0	0
Long-term debt
Senior and Subordinated Indebtedness	$2,209,882	$2,609,882

Collateralized short-term debt, recourse solely to non-guarantor subsidiary assets	343,724	343,724

Total debt	$2,553,606	$2,953,606

Shareholders’ equity:
Common stock	$611	$611
Capital in excess of par value	932,946	932,946
Retained earnings	1,897,501	1,897,501

Total shareholders’ equity	$2,831,058	$2,831,058

Total capitalization	$5,384,664	$5,784,664

THE GUARANTORS

      The guarantors comprise all of our direct or indirect wholly-owned homebuilding subsidiaries in the United States (including Pulte Home Corporation, Del Webb Corporation and all of their respective homebuilding subsidiaries in the United States) and consist of: Abacoa Homes, Inc.; American Title of the Palm Beaches Corporation; Anthem Arizona L.L.C.; Asset Five Corp.; Asset Seven Corp.; Bellasera Corp.; Carr’s Grant, L.L.C.; Del E. Webb Development Co., L.P., Del E. Webb Foothills Corporation; Del Webb California Corp.; Del Webb Communities, Inc.; Del Webb Corporation; Del Webb Golf Corp.; Del Webb Home Construction, Inc.; Del Webb Limited Holding Co.; Del Webb Southwest Co.; Del Webb Texas Limited Partnership; Del Webb’s Coventry Homes Construction Co.; Del Webb’s Coventry Homes, Inc.; Del Webb’s Coventry Homes of Nevada, Inc.; Del Webb’s Spruce Creek Communities, Inc.; Del Webb’s Sunflower of Tucson, Inc.; Devtex Land, L.P.; DiVosta and Company, Inc.; DiVosta Building Corporation; DiVosta Homes, Inc.; Florida Building Products, Inc.; Florida Club Homes, Inc.; Hammock Reserve Development Company; Harrison Hills, LLC; Island Walk Development Company; New Mexico Asset Corporation; New Mexico Asset Limited Partnership; One Willowbrook, L.L.C.; PB Venture L.L.C.; PBW Corporation; PC/ BRE Development L.L.C.; PC/ BRE Springfield L.L.C.; PC/ BRE Venture L.L.C.; PC/ BRE Whitney Oaks L.L.C.; PC/ BRE Winfield L.L.C.; PC/ Palm Beach, Inc.; PH1 Corporation; PH2 Corporation; PH3 Corporation; PH4 Corporation; PHT Building Materials Limited Partnership; PN I, Inc.; PN II, Inc.; Pulte Communities NJ, Limited Partnership; Pulte Development Corporation; Pulte Home Corporation; Pulte Homes of New England LLC; Pulte Home Corporation of the Delaware Valley; Pulte Homes of Greater Kansas City, Inc.; Pulte Homes of Michigan LLC; Pulte Homes of Michigan I Limited Partnership; Pulte Homes of Minnesota Corporation; Pulte Homes of New York, Inc.; Pulte Homes of NJ, Limited Partnership; Pulte Homes of Ohio LLC; Pulte Homes of PA, Limited Partnership; Pulte Homes of South Carolina, Inc.; Pulte Homes of Texas, L.P.; Pulte Homes Tennessee Limited Partnership; Pulte-IN Corp.; Pulte Land Company, LLC; Pulte Land Development Corporation; Pulte Lifestyle Communities, Inc.; Pulte Michigan Holdings Corporation; Pulte Michigan

Services, LLC; Pulte Payroll Corporation; Pulte Realty Corporation; Radnor Homes, Inc.; Riverwalk of the Palm Beaches Development Company, Inc.; RN Acquisition 2 Corp.; Sean/ Christopher Homes, Inc.; Spruce Creek South Utilities, Inc.; Terravita Corp.; Terravita Home Construction Co.; Village Walk Development Company, Inc.; Wil Corporation; and Wilben, LLLP.

      Each of the guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the senior notes, subject to such guarantee not constituting or resulting in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, in which case, the liability of such guarantor under its guarantee will be reduced to the maximum amount, after giving effect to all other contingent and fixed liabilities of such guarantor (which generally consists of indebtedness and other obligations of such guarantor, including trade payables), permissible under applicable fraudulent conveyance or similar law. For certain financial information relating to the guarantors see Note 12 of the Notes to Consolidated Financial Statements for the year ended December 31, 2002, as set forth in our annual report on Form 10-K for the year ended December 31, 2002.

      The executive offices of the guarantors are located at 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan, 48304; telephone: (248) 647-2750.

DESCRIPTION OF SENIOR NOTES

      The following description of the particular terms of the senior notes offered by this prospectus supplement augments, and to the extent inconsistent replaces, the description of the special terms and provisions of the debt securities under “Description of Debt Securities” in the accompanying prospectus.

General

      The senior notes will be issued under an indenture dated as of October 24, 1995, as supplemented by the Indenture Supplements dated as of August 27, 1997, March 20, 1998, January 31, 1999, April 3, 2000, February 21, 2001, July 31, 2001, June 12, 2002, February 3, 2003 and May 22, 2003, respectively (as supplemented, the “Indenture”), between Pulte, as issuer, the subsidiary guarantors named therein (the “Guarantors”) and Bank One Trust Company, National Association, as Trustee (the “Trustee”).

      We have summarized selected provisions of the Indenture below. The summary is not complete. Copies of the Indenture are available to prospective purchasers of the senior notes upon request made to the underwriters. You should read the Indenture for provisions that may be important to you. Capitalized terms have the meanings assigned to them in the Indenture.

Principal, Maturity and Interest

      The Indenture does not limit the amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in one or more series. The senior notes will constitute a separate series of debt securities under the Indenture and will therefore vote together as a single class for purposes of determining whether holders of the requisite percentage in principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the Indenture.

      The senior notes will be unsecured and unsubordinated obligations of Pulte Homes, Inc. and will rank equally and ratably with our other unsecured and unsubordinated indebtedness.

      We conduct our operations through our subsidiaries and, therefore, we are primarily dependent on the earnings and cash flows of our subsidiaries to meet our debt service obligations. The indentures relating to Del Webb Corporation’s senior subordinated notes contain “restricted payment” covenants that restrict the ability of Del Webb Corporation and its subsidiaries, certain of which are Guarantors, to engage in dividends, distributions and other restricted payments as defined therein, which would limit their ability to transfer funds to us in order to enable us to meet our debt service obligations. Except with regard to such Del Webb Corporation senior subordinated notes, there currently are no restrictions on the ability of our subsidiaries (including the subsidiaries that are not Guarantors) to provide funds to us to meet our debt service obligations.

      Any right that we have or that our creditors have to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary’s creditors, including trade creditors. Accordingly, the senior notes will also be effectively subordinated to the creditors of our subsidiaries. The senior notes will, however, have the benefit of the Guarantees from the Guarantors, which consist of all of our U.S. homebuilding subsidiaries. The Guarantees from the Guarantors, however, are unsecured, and accordingly, will be effectively subordinated to the secured debt of the Guarantors. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the senior notes or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in the Guarantees. The payment of dividends or the making of loans and advances to us by our subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

      The senior notes will mature on May 15, 2033. The senior notes issued hereunder will be initially limited to $400,000,000 aggregate principal amount, but we may “reopen” the senior notes series and issue additional senior notes at any time on the same terms and conditions and with the same CUSIP number as the senior notes we offer by this prospectus supplement. Interest on the senior notes will accrue at a rate of 6.375% per annum, will be computed on the basis of a 360-day year of twelve 30-day months and will be payable semiannually in arrears on each May 15 and November 15 (each an “Interest Payment Date”), commencing on November 15, 2003. We will pay interest to the persons in whose names the senior notes are registered at the close of business on May 1 or November 1, as the case may be, before any Interest Payment Date.

      We expect that payments of principal, premium, if any, and interest to owners of beneficial interests in global notes will be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants in effect from time to time. DTC will act as the Depositary for the global notes.

      The senior notes will not be entitled to the benefit of any sinking fund or mandatory redemption provisions.

      The senior notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

      The principal of, premium, if any, and interest on the senior notes will be payable, and, subject to the restrictions on transfer described herein, the senior notes may be surrendered for registration of transfer or exchange, at the office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York; provided that payments of interest may be made at our option by check mailed to the address of the persons entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States. The office or agency initially maintained by us for the foregoing purposes shall be the office of the Trustee. No service charge will be made for any registration of transfer or exchange of the senior notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection herewith.

      If any Interest Payment Date or maturity date of any of the senior notes is not a business day at any place of payment, then payment of principal, premium, if any, and interest need not be made at such place of payment on that date but may be made on the next succeeding business day at that place of payment, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or maturity date, as the case may be.

      The Indenture does not limit the amount of indebtedness that we or our subsidiaries may issue. The Indenture does not contain covenants or other provisions designed to afford holders of the senior notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

      We do not intend to apply for the listing of the senior notes on a national securities exchange or quotation system.

      We expect that interests in the global notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in these interests will therefore be required by DTC to settle in immediately available funds.

Guarantees

      Payment of principal of, premium, if any, and interest on the senior notes will be guaranteed, jointly and severally, on a senior basis by all of the Guarantors. Each Guarantee will be an unsecured senior obligation of the Guarantor issuing such Guarantee, ranking equal in right of payment with all existing and future Guarantor Senior Indebtedness.

      The Indenture provides that, in the event any Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantor under such Guarantee shall be reduced to the maximum amount, after giving effect to all other contingent and other liabilities of such Guarantor, permissible under the applicable fraudulent conveyance or similar law.

Optional Redemption

      We may, at our option, redeem the senior notes in whole at any time or in part from time to time, on at least 30 but nor more than 60 days prior notice, at a redemption price equal to the greater of the following amounts:

•	100% of their principal amount, and

•	the present value of the Remaining Scheduled Payments (as defined below) on the senior notes being redeemed on the redemption date, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate (as defined below) plus 25 basis points (0.25%), plus, in each case, accrued and unpaid interest on the senior notes to the redemption date. In determining the redemption price and accrued interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

      If money sufficient to pay the redemption price of and accrued interest on the senior notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date interest will cease to accrue on the senior notes (or such portions thereof) called for redemption and the senior notes will cease to be outstanding.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such senior notes.

      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such price on such business day. (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

      “Reference Treasury Dealer” means (A) Banc of America Securities LLC, Banc One Capital Markets, Inc., Citigroup Global Markets Inc. or one of the other underwriters (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (B) any other Primary Treasury Dealer(s) selected by us.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

      “Remaining Scheduled Payments” means, with respect to any senior note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such senior note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

      “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      On and after the redemption date, interest will cease to accrue on the senior notes or any portion of the senior notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the senior notes to be redeemed on that date. If less than all of the senior notes are to be redeemed, the senior notes to be redeemed shall be selected by lot by DTC, in the case of senior notes represented by a global security, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of senior notes that are not represented by a global security.

Repurchase of the Senior Notes at the Option of the Holder

      In the event of any Change in Control Triggering Event occurring on or prior to maturity, each holder of senior notes will have the right, at the holder’s option, subject to the terms and conditions of the Indenture, to require us to purchase all or any part (provided that the principal amount is $1,000 or an integral multiple thereof) of such holder’s senior notes on the date that is not less than 30 nor more than 60 business days after the occurrence of such Change in Control Triggering Event (the “Change in Control Purchase Date”) at a cash price equal to the principal amount thereof plus accrued interest to the Change in Control Purchase Date (the “Change in Control Purchase Price”).

      Within 15 business days after the Change in Control Triggering Event, we are obligated to mail to the Trustee and to all holders at their addresses shown in the Securities Register (and to beneficial owners as required by applicable law) a notice regarding the Change in Control Triggering Event, which notice shall state, among other things: (i) the date by which the Change in Control Purchase Notice (as defined below) must be given by such holder, (ii) the Change in Control Purchase Price, (iii) the Change in Control Purchase Date, (iv) the name and address of the Trustee and of any other office or agency maintained for the purpose of the surrender of senior notes for purchase, (v) the procedures for withdrawing a Change in Control Purchase Notice and (vi) the procedures that holders must follow to exercise these rights. We will cause a copy of such notice to be published in a daily newspaper of national circulation.

      To exercise this right, the holder must deliver written notice (a “Change in Control Purchase Notice”) to the Trustee or to any other office or agency maintained for such purpose, of the exercise of such right prior to the close of business on the business day immediately prior to the Change in Control.

      Purchase Date. The Change in Control Purchase Notice must state (i) the CUSIP number and the certificate number, if applicable, of the senior notes to be delivered by the holder for purchase by us; (ii) the portion of the principal amount of senior notes to be purchased, which portion must be $1,000 or an integral multiple thereof, and (iii) that such senior notes will be submitted for purchase by us on the Change in Control Purchase Date pursuant to the applicable provisions of the senior notes.

      Any Change in Control Purchase Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the Trustee or to any other office or agency maintained for such purpose on the business day immediately prior to the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount of the senior notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to the original Change in Control Purchase Notice.

      Payment of the Change in Control Purchase Price for a senior note for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such note (together with any endorsements) to the Trustee or to any other office or agency maintained for such purpose, at any time (whether prior to, on or after the Change in Control Purchase Date) after delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for such note will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such note. If we have deposited with the Trustee, in accordance with the Indenture, money sufficient to pay the Change in Control Purchase Price of such note on the Change in Control Purchase Date, then, on and after the Change in Control Purchase Date, such note shall cease to be outstanding and interest on such note will cease to accrue, whether or not such note is delivered to the Trustee or to any other office or agency maintained for such purpose, and all other rights of the holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the note). In accordance with the Indenture, no note may be purchased pursuant to a Change in Control Triggering Event if there has occurred and is continuing an Event of Default described below under “Events of Default” (other than a default in the payment of the Change in Control Purchase Price with respect to such senior notes).

      We shall make all filings required under and comply with all federal and state securities laws regulating the purchase of senior notes at the option of holders upon a Change in Control Triggering Event, including, if applicable, Section 14(e) of the Securities Exchange Act of 1934, as amended, and Rule 14e-1 promulgated thereunder and any other applicable tender offer rules.

      The Change in Control Triggering Event purchase feature of the senior notes may in certain circumstances make it more difficult or discourage a change of control transaction or the removal of incumbent management. If such a Change in Control Triggering Event were to occur, there can be no assurance that we would have sufficient funds to pay the Change in Control Purchase Price for all senior notes tendered by the holders thereof. A default by us on our obligation to pay the Change in Control Purchase Price could result in acceleration of the payment of our other Indebtedness at the time outstanding.

      “Change in Control” means, with regard to us, the occurrence of (i) any consolidation, share exchange or merger in which we are not the continuing or surviving corporation or pursuant to which our voting stock would be converted into cash, securities or other property, other than, in any case, a merger in which the holders of our voting stock immediately prior to the merger have the same or greater proportionate ownership directly or indirectly, of the voting stock of the surviving corporation immediately after the merger as they had of our voting stock immediately before the merger, or (ii) any person, including our affiliates (other than Pulte, our Restricted Subsidiaries, our or our subsidiaries’ employee stock ownership plans or employee benefit plans, or a Permitted Holder) filing a Schedule 13D or 14D-1 (or any successor schedule, form or report under the Securities Exchange Act of 1934, as amended) disclosing that such person has become the beneficial owner of 50% or more of our voting stock.

      In view of such definition, a Change in Control will not occur, and a Change in Control Triggering Event will not arise in connection with, among other things, any Permitted Holder becoming the beneficial owner of 50% or more of our voting stock.

      “Change in Control Triggering Event” means the occurrence of both a Change in Control and Rating Decline.

      “Investment Grade” means a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s.

      “Moody’s” means Moody’s Investors Services, Inc. and its successors.

      “Permitted Holder” means (i) William J. Pulte, (ii) any of his respective affiliates, parents, spouses, descendants, and spouses of descendants, (iii) any trusts or other entities controlled by Mr. Pulte and (iv) in the event of the death or incapacity of Mr. Pulte or any of the persons referred to in clause (ii) above, their respective estates, heirs, executors, administrators or other personal representatives.

      “Rating Agency” means (i) S&P, (ii) Moody’s, or (iii) if S&P or Moody’s or both shall not make a rating of the senior notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by Pulte, which shall be substituted for S&P or Moody’s or both, as the case may be.

      “Rating Category” means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories), (ii) respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories), and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the senior notes has decreased by one or more gradations, gradations within Rating Categories (+ and — for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB will constitute a decrease of one gradation).

      “Rating Date” means the date which is 30 days prior to the earliest of (i) a Change in Control, (ii) public notice of the occurrence of a Change in Control and (iii) public notice of the intention by Pulte to effect a Change in Control.

      “Rating Decline” means the occurrence on or within 30 days after the earlier of the date of public notice of the occurrence of a Change in Control or the public announcement of the intention by Pulte to effect a Change in Control (which period shall be extended so long as the rating of the senior notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) of (a) in the event the senior notes are rated by either Moody’s or S&P on the Rating Date as Investment Grade, the rating of the senior notes by both such Rating Agencies below Investment Grade, or (b) in the event the senior notes are rated below Investment Grade by both such Rating Agencies on the Rating Date, the rating of the senior notes by either Rating Agency is decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

      “S&P” means Standard & Poor’s Ratings Services and its successors.

Certain Covenants

      Restrictions on Secured Debt. The Indenture provides that we will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the senior notes will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by:

(1) Security Interests on model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat, or thereon;

(2) Security Interests on property at the time of its acquisition by us or a Restricted Subsidiary, which Security Interests secure obligations assumed by us or a Restricted Subsidiary, or on the property of a corporation or other entity at the time it is merged into or consolidated with us or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or where the Security Interest attaches to or affects our property or the property of a Restricted Subsidiary prior to such transaction);

(3) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by us or a Restricted Subsidiary; and

(4) Security Interests securing Indebtedness of a Restricted Subsidiary owing to us or to another Restricted Subsidiary that is wholly-owned (directly or indirectly) by us or Security Interests securing our Indebtedness owing to a Guarantor.

      Additionally, such permitted Secured Debt includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.

      In addition, we and our Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally and ratably securing the senior notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (4) above and any Secured Debt in relation to which the senior notes have been equally and ratably secured) and (2) all Attributable Debt (as defined below) in respect of Sale and Leaseback Transactions (as defined below) (excluding Attributable Debt in respect of Sale and Leaseback Transactions as to which the net proceeds of the property sold or transferred are applied to retire Indebtedness or to the purchase of property as described under “Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets (as defined below).

      The provisions described above with respect to limitations on Secured Debt are not applicable to Non-Recourse Land Financing (as defined below) by virtue of the definition of Secured Debt, and will not restrict or limit our or our Restricted Subsidiaries’ ability to create, incur, assume or guarantee any unsecured Indebtedness, or of any subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.

      Restrictions on Sale and Lease-back Transactions. The Indenture provides that we will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1) notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(2) fair value is received by us or the relevant Restricted Subsidiary for the property sold (as determined in good faith pursuant to a resolution of the Board of Directors of Pulte delivered to the Trustee); and

(3) we or a Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, applies an amount equal to the net proceeds therefrom either:

•	to the redemption, repayment or retirement of debt securities of any series under the Indenture (including the cancellation by the Trustee of any debt securities of any series delivered by Pulte to the Trustee), Senior Indebtedness of Pulte or Guarantor Senior Indebtedness, or

•	to the purchase by us or any Restricted Subsidiary of property substantially similar to the property sold or transferred.

      In addition, we and our Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (4) described in “Restrictions on Secured Debt,” above or Secured Debt in relation to which the senior notes have been equally and ratably secured)

and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions as to which the net proceeds of the property sold or transferred are applied to retire Indebtedness or to the purchase of property as described in clause (2) above) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets,

Certain Definitions

      “Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding debt securities of all series, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

      “Bank Credit Facility” means the Credit Agreement, dated as of August 31, 2000, as amended, by and among Pulte Homes, Inc., material subsidiaries of Pulte Homes, Inc. as guarantors, Bank of America, N.A., as administrative agent, Bank One, NA , as syndication agent, Comerica Bank, as co-agent, Banc of America Securities LLC, as arranger, and the other lenders named therein, as may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time, including any agreement extending the maturity of or refinancing or refunding all or any portion of the Indebtedness or increasing the amount to be borrowed under such agreements or any successor agreement, whether or not by or among the same parties.

      “Consolidated Net Tangible Assets” means the total amount of assets which would be included on a combined balance sheet of the Restricted Subsidiaries (not including Pulte) together with the total amount of assets that would be included on Pulte’s balance sheet, not including its subsidiaries, under generally accepted accounting principles (less applicable reserves and other properly deductible items) after deducting therefrom:

(1) all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

(2) investments in subsidiaries that are not Restricted Subsidiaries, including, without limitation, PMC; and

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other tangible assets.

      “Guarantor Senior Indebtedness” means the principal of, premium on, if any, and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not allowable as a claim in such proceeding) and other amounts due on or in connection with any Indebtedness of any Guarantor, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not rank equal with the Guarantees. Without limiting the generality of the foregoing, “Guarantor Senior Indebtedness” shall include the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not allowable as a claim in such proceeding) on all obligations of every nature of any Guarantor under the Bank Credit Facility, the Indenture and any interest rate or foreign exchange agreement now existing or hereinafter entered into by any Guarantor with any lender under the Bank

Credit Facility, including, without limitation, all fees, expenses (including fees and expenses of counsel), claims, charges and indemnity obligations. Notwithstanding the foregoing, “Guarantor Senior Indebtedness” shall not include (1) Indebtedness of any Guarantor that is expressly subordinated in right of payment to such Guarantor’s Guarantee, (2) Indebtedness of any Guarantor that by operation of law is subordinate to any general unsecured obligations of such Guarantor, (3) Indebtedness of any Guarantor to the extent incurred in violation of the restrictions described under “Restrictions on Secured Debt” and “Restrictions on Sale and Lease-back Transactions,” (4) Indebtedness of any Guarantor to Pulte or any of its Subsidiaries, (6) any liability for federal, state, local or other taxes owed or owing by any Guarantor, and (vii) trade payables owed or owing by any Guarantor.

      “Indebtedness” means (1) any liability of any person (A) for borrowed money, or (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (C) for the payment of money relating to a Capitalized Lease Obligation or (D) for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (2) any liability of others described in the preceding clause (1) that such person has guaranteed or that is otherwise its legal liability; (3) all Indebtedness referred to in (but not excluded from) clauses (1) and (2) above of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Security Interest upon or in property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness; and (4) any amendment, supplement, modification, deferral, renewal, extension or refunding or any liability of the types referred to in clauses (1), (2) and (3) above.

      “Non-Recourse Land Financing” means any Indebtedness of Pulte or any Restricted Subsidiary for which the holder of such Indebtedness has no recourse, directly or indirectly, to Pulte or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which Pulte or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other Security Interests or other recourse, obligations or liabilities in respect of specific land or other real property interests of ours or such Restricted Subsidiary; provided that recourse, obligations or liabilities of ours or such Restricted Subsidiary solely for indemnities, covenants or breach of warranty representation or covenant in respect of any Indebtedness will not prevent Indebtedness from being classified as NonRecourse Land Financing.

      “Redeemable Capital Stock” means any capital stock of Pulte or any Subsidiary that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (1) is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the securities or (2) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (3) is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.

      “Restricted Subsidiary” means any Guarantor and any other of our subsidiaries as of the date of the Indenture and any successor to such Guarantor or subsidiary other than (i) First Heights Bank, Pulte Financial Companies, Inc., PMC, Pulte Diversified Companies, Inc. or North American Builders Indemnity Corporation; (ii) Del Webb Mortgage Corporation and (iii) any successor to any of the subsidiaries described in clauses (i) and (ii).

      “Sale and Leaseback Transaction” means a sale or transfer made by us or a Restricted Subsidiary (except a sale or transfer made to Pulte or another Restricted Subsidiary) of any property which is either (a) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (b) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to Pulte or a Restricted Subsidiary.

      “Secured Debt” means any Indebtedness which is secured by (i) a Security Interest in any of our property or the property of any Restricted Subsidiary or (ii) a Security Interest in shares of stock owned directly or indirectly by us or a Restricted Subsidiary in a corporation or in equity interests owned by us or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in our rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which we or a Restricted Subsidiary has an equity interest; provided that “Secured Debt” shall not include Non-Recourse Land Financing that consists exclusively of “land under development,” “land held for future development” or “improved lots and parcels,” as such categories of assets are determined in accordance with generally accepted accounting principles. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.

      “Security Interest” means any mortgage, pledge, lien, encumbrance or other security interest which secures the payment or performance of an obligation.

      “Senior Indebtedness” means the principal of (and premium, if any, on) and interest on (including interest accruing after the occurrence of an Event of Default or after the filing of a petition initiating any proceeding pursuant to any bankruptcy law whether or not such interest is an allowable claim in any such proceeding) and other amounts due on or in connection with any of our Indebtedness, whether outstanding on the date hereof or hereafter created, incurred or assumed, including under the debt securities and the Bank Credit Facility, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the debt securities. Notwithstanding the foregoing, “Senior Indebtedness” shall not include (1) our Indebtedness that is expressly subordinated in right of payment to any of our Senior Indebtedness, (2) our Indebtedness that by operation of law is subordinate to any of our general unsecured obligations, (3) our Indebtedness to any Subsidiary, (4) Indebtedness incurred in violation of the restrictions described under “Restrictions on Secured Debt” and “Restrictions on Sale and Lease-back Transactions,” (5) to the extent it might constitute Indebtedness, any liability for federal, state or local taxes or other taxes, owed or owing by us, and (6) to the extent it might constitute Indebtedness, trade account payables owed or owing by us.

      “Significant Subsidiary” means any Subsidiary (i) whose revenues exceed 10% of our total revenues, in each case for the most recent fiscal year, or (ii) whose net worth exceeds 10% of our total stockholders’ equity, in each case as of the end of the most recent fiscal year.

      “Subsidiary” means any corporation of which at the time of determination by us, directly and/or indirectly through one or more Subsidiaries, owns more than 50% of the shares of Voting Stock.

      “Voting Stock” means any class or classes of capital stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

Consolidation, Merger and Sale of Assets

      Neither we, the Guarantors nor the Restricted Subsidiaries will consolidate or merge into or sell, assign, transfer or lease all or substantially all of its assets to another person unless:

(1) the person is a corporation organized under the laws of the United States of America or any state thereof;

(2) the person assumes by supplemental indenture all the obligations of Pulte or such guarantor or Restricted Subsidiary, as the case may be, relating to the senior notes, the Guarantees and the Indenture, as the case may be, and shall also expressly assume by an amendment or supplement executed and delivered to the Trustee, in form satisfactory to the Trustee, all of our covenants and other obligations under the registration rights agreement; and

(3) immediately after the transaction no Event of Default exists; provided that this clause (3) will not restrict or be applicable to a merger, consolidation or liquidation of a Restricted Subsidiary or Guarantor with or into us or another subsidiary that is wholly-owned, directly or indirectly, by us that is, or concurrently with the completion of such merger, consolidation or liquidation becomes, a Guarantor or a Restricted Subsidiary that is wholly-owned, directly or indirectly, by us.

      Upon any such consolidation, merger, sale, assignment or transfer, the successor corporation will be substituted for us or such Guarantor or Restricted Subsidiary (including any merger or consolidation described in the proviso at the end of the immediately preceding sentence), as applicable, under the Indenture. The successor corporation may then exercise every power and right of ours or such Guarantor or Restricted Subsidiary under the Indenture, and we or such Guarantor or Restricted Subsidiary, as applicable, will be released from all of our respective liabilities and obligations in respect of the senior notes and the Indenture. If we or any Guarantor or Restricted Subsidiary leases all or substantially all of its assets, the lessee corporation will be the successor to us or such Guarantor or Restricted Subsidiary and may exercise every power and right of ours or such Guarantor or Restricted Subsidiary, as the case may be, under the Indenture, but we or such Guarantor or Restricted Subsidiary, as the case may be, will not be released from our respective obligations to pay the principal of and premium, if any, and interest, if any, on the senior notes.

Events of Default

      An Event of Default with respect to the senior notes is defined in the Indentures as being:

(1) default for 30 days in the payment of any installment of interest on the senior notes;

(2) default in the payment of any principal on the senior notes;

(3) default or breach by us, the Guarantors or any Significant Subsidiary in the performance of any of the agreements in the Indenture applicable to the senior notes (other than a default or breach specifically dealt with elsewhere in the Indenture) which shall not have been remedied within a period of 60 days after receipt of written notice by us from the Trustee or by us and such Trustee from the Holders of not less than 25% in principal amount of the debt securities issued under the Indenture then outstanding;

(4) any default under an instrument evidencing or securing any of our Indebtedness or the Indebtedness of any Guarantor or Restricted Subsidiary (other than Non-Recourse Land Financing) aggregating $10,000,000 or more in aggregate principal amount, resulting in the acceleration of such Indebtedness, or due to the failure to pay such Indebtedness at maturity;

(5) any Guarantee in respect of the senior notes by a Guarantor that is a Significant Subsidiary shall for any reason cease to be, or be asserted in writing by any Guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms (other than by reason of the termination of the Indenture or the release or discharge of any such Guarantee in accordance with the terms of the Indenture), provided, however, that if we or any Guarantor asserts in writing that any such Guarantee is not in full force and effect and enforceable in accordance with its terms, such assertion shall not constitute an Event of Default for purposes of this paragraph (if (i) such written assertion is accompanied by an opinion of counsel to the effect that, as a matter of law, the defect or defects rendering such Guarantee unenforceable can be remedied within 10 days of the date of such assertion, (ii) we or such Guarantor delivers an officers’ certificate to the effect that we or such Guarantor represents that such defect or defects shall be so remedied within such 10-day period, and (iii) such defect or defects are in fact so remedied within such 10-day period); and

(6) certain events of bankruptcy, insolvency or reorganization involving us or any Significant Subsidiary.

      The Indenture provides that if an Event of Default (other than an Event of Default described in clause (6) above) shall have occurred and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of debt securities issued under the Indenture then outstanding may declare the principal amount of all the debt securities and interest, if any, accrued thereon to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless cured, a default in payment of principal of or interest) may be waived by the holders of a majority in principal amount of the debt securities outstanding under the Indenture. If an Event of Default described in clause (6) above occurs and is continuing, then the principal amount of all the debt securities shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

      The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of the senior notes before proceeding to exercise any right or power under the Indenture at the request of the holders of the senior notes. The Indenture also provides that the holders of a majority in principal amount of the outstanding debt securities issued under the Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.

      No holder of senior notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless: (1) the holder shall have previously given the Trustee written notice of an Event of Default with respect to the senior notes, (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities issued under the Indenture shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, (3) the Trustee shall have failed to institute any such proceeding for 60 days after its receipt of such notice and (4) no direction inconsistent with such written request has been given to the Trustee during the 60-day period by the holders of a majority in principal amount of the outstanding debt securities under the Indenture. However, any right of a holder of senior notes to receive payment of the principal of and any interest on the senior notes on or after the dates expressed in the senior notes and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without the consent of such Holder.

      The Indenture contains a covenant that we will file annually with the Trustee a certificate as to the absence of any default or specifying any default that exists.

Modification and Waiver

      We and the Trustee, with the consent of the holders of at least a majority of the principal amount of the outstanding debt securities issued under the Indenture, may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the senior notes, except that no such supplemental indenture may, without the consent of the holder of each outstanding security affected by the supplemental indenture, among other things:

(1) extend the final maturity of the senior notes, or reduce the rate or extend the time of payment of interest on the senior notes, or reduce the principal amount of the senior notes, or impair the right to institute suit for payment of the senior notes;

(2) reduce the percentage of debt securities, the consent of the holders of which is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture and their consequences provided in the Indenture; or

(3) modify any of the provisions regarding the modification of the Indenture, waivers of past defaults and waivers of certain covenants, except to increase any percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding security affected thereby.

      Our Board of Directors does not have the power to waive any of the covenants of the Indenture including those relating to consolidation, merger or sale of assets.

      We and the Trustee may modify or amend provisions of the Indenture without the consent of any holder for any of the following purposes:

(1) to evidence the succession of another person to us or any Guarantor under the Indenture and the senior notes;

(2) to add to our covenants or the covenants of any Guarantor for the benefit of the holders of the senior notes or to surrender any right or power conferred upon us or such Guarantor by the Indenture;

(3) to add Events of Default for the benefit of the holders of the senior notes;

(4) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no outstanding senior notes;

(5) to secure any debt securities under the Indenture;

(6) to establish the form or terms of the debt securities of any series;

(7) to add Guarantors;

(8) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(9) to close the Indenture to authentication and delivery of additional series of debt securities, and to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of the senior notes; or

(10) to supplement any of the provisions of the Indentures to the extent necessary to permit or facilitate defeasance and discharge of the senior notes, provided that such action shall not adversely affect the interests of the holders of the senior notes in any material respect.

      The holders of at least a majority in principal amount of the outstanding debt securities may, on behalf of the holders of all debt securities, waive any past default under the Indenture. However, they may not waive a default (1) in the payment of the principal of (or premium, if any) or any interest on any debt security or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security affected.

Defeasance Provisions

      Defeasance and Discharge. The Indenture provides that we will be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost, destroyed or mutilated debt securities, maintain offices or agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money, government obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity date of the payments in accordance with the terms of the Indenture and the debt securities. This type of discharge may only occur if there has been a change in applicable federal law or we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of that discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the discharge had not occurred. In addition, this type of discharge may only occur so long as no Event of Default or event which, with notice or lapse of time, would become an Event of Default with respect to the debt securities of that series has occurred and being continuing on the date of deposit of cash and/or government securities are deposited in trust and other conditions specified in the Indenture are satisfied. The term “government obligations” means securities of the government which issued the currency in which the debt securities of the series are denominated or in which interest is payable or of government agencies backed by the full faith and credit of that government.

      Defeasance of Certain Covenants. The Indenture also provides that we may omit to comply with the covenants described above under “Certain Covenants” and “Consolidation, Merger and Sale of Assets” with respect to the debt securities of that series if we comply with the following conditions. In order to exercise this option, we will be required to deposit with the Trustee money, government obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity date of the payments in accordance with the terms of the Indenture and the debt securities. We will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes and that those holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and covenant defeasance had not occurred, and to satisfy other conditions specified in the Indenture.

      Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to the debt securities of any series and those debt securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the Trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity dates but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such Event of Default. However, we shall remain liable for such payments.

Regarding the Trustee

      Bank One Trust Company, National Association (successor-in-interest to the First National Bank of Chicago) is trustee under the Indenture, pursuant to which certain of our debt securities are outstanding and pursuant to which the senior notes are to be issued. Affiliates of Bank One Trust Company, National Association maintain normal banking relationships with us (including Bank One, NA, which participates in and acts as co-agent in our Bank Credit Facility and provides cash management and other services for us in the normal course of our business and Banc One Capital Markets, Inc., an underwriter in this offering).

Book-entry Delivery and Settlement

      We will issue the senior notes in the form of one or more permanent global securities in definitive, fully registered form. The global securities will be deposited with or on behalf of The Depository Trust Company, referred to as DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

      DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended;

•	DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

•	Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

      We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, the underwriters nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

      We expect that under procedures established by DTC:

•	Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•	Ownership of the senior notes will be shown on, and the transfer of ownership of the senior notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

      The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

      So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the senior notes represented by that global security for all purposes under the indenture and under the senior notes. Except as described below, owners of beneficial interests in a global security will not be entitled to have senior notes represented by that global security registered in their names, will not receive or be entitled to receive the senior notes in the form of a physical certificate and will not be considered the owners or holders of the senior notes under the indenture or under the senior notes, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of senior notes under the indenture or the global security.

      Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s records relating to the senior notes or relating to payments made by DTC on account of the senior notes, or any responsibility to maintain, supervise or review any of DTC’s records relating to the senior notes.

      We will make payments on the senior notes represented by the global securities to DTC or its nominee, as the registered owner of the senior notes. We expect that when DTC or its nominee receives any payment on the senior notes represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

      Payments on the senior notes represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC rules and will be settled in immediately available funds.

Certificated Senior Notes

      We will issue certificated senior notes to each person that DTC identifies as the beneficial owner of senior notes represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

•	An event of default has occurred and is continuing; or

•	We decide not to have the senior notes represented by a global security.

      Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related senior notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the senior notes to be issued.

Same-Day Settlement and Payment

      Settlement for the senior notes will be made by the underwriters in immediately available funds. So long as the senior notes are represented by Global Securities registered in the name of DTC or its nominee, all payments of principal and interest will be made by us in immediately available funds. In addition, so long as the senior notes are represented by such Global Securities, the senior notes will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in the senior notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the senior notes.

UNDERWRITING

      Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of senior notes set forth opposite the underwriter’s name:

Principal Amount
Underwriters	of Senior Notes

Banc of America Securities LLC	$100,000,000
Banc One Capital Markets, Inc.	100,000,000
Citigroup Global Markets Inc.	100,000,000
Comerica Securities, Inc.	20,000,000
Credit Lyonnais Securities USA Inc.	20,000,000
SunTrust Capital Markets, Inc.	20,000,000
ABN AMRO Incorporated	16,000,000
PNC Capital Markets, Inc.	16,000,000
UBS Warburg LLC	8,000,000

Total	$400,000,000

      The underwriting agreement provides that the obligations of the underwriters to purchase the senior notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the senior notes if they purchase any of the senior notes.

      The underwriters propose to offer some of the senior notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the senior notes to dealers at the public offering price less a concession not to exceed 0.500% of the principal amount of the senior notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the senior notes on sales to other dealers. After the initial offering of the senior notes to the public, the representatives may change the public offering price and concessions.

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the senior notes):

Paid by Pulte

Per senior note	0.875%

      In connection with the offering the underwriters and their affiliates may purchase and sell senior notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of senior notes in excess of the principal amount of senior notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of senior notes made for the purpose of preventing or retarding a decline in the market price of the senior notes while the offering is in progress.

      The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when they, in covering syndicate short positions or making stabilizing purchases, repurchase senior notes originally sold by that syndicate member.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the senior notes. They may also cause the price of the senior notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

      The senior notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the senior notes on any national securities exchange. We have been advised by the underwriters that they intend to make a market in the senior notes, but they are not obligated to do so and may discontinue market making at any time without notice. Therefore, there may not be a market for the senior notes and any market that may exist could be illiquid.

      We estimate that our total expenses for this offering (excluding underwriters’ discounts and commissions) will be approximately $200,000.

      In the ordinary course of their business, some of the underwriters and their affiliates have performed investment banking and advisory and general financing and banking services for us from time to time for which they have received customary fees and expenses. Among other things, affiliates of certain of the underwriters are lenders under our credit facilities. In particular, Bank of America, N.A., which is an affiliate of Banc of America Securities LLC, Bank One, NA, which is an affiliate of Banc One Capital Markets, Inc., Citibank, N.A., which is an affiliate of Citigroup Global Markets Inc., Comerica Bank, which is an affiliate of Comerica Securities, Inc., Credit Lyonnais, which is an affiliate of Credit Lyonnais Securities USA Inc., PNC Bank, National Association, which is an affiliate of PNC Capital Markets, Inc., Standard Federal, which is an affiliate of ABN AMRO Incorporated, and SunTrust Bank, which is an affiliate of SunTrust Capital Markets, Inc., all act as lenders under our revolving credit facility and will receive a portion of the net proceeds of the offering. In addition, Bank One Trust Company, N.A., which is an affiliate of Banc One Capital Markets, Inc., is the Trustee. The underwriters and their affiliates may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

      The validity of the senior notes offered hereby and certain other legal matters will be passed upon for us by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan. Certain legal matters will be passed upon for the underwriters by Mayer, Brown, Rowe & Maw, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. The registration statement and these other SEC filings are available to you at the SEC’s website at http://www.sec.gov. You may read and copy any filed document at the SEC’s public reference rooms in Washington, D.C. at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC’s regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You also may inspect our SEC filings at the New York Stock Exchange, the exchange on which our Common Stock is listed, at 20 Broad Street, 7th Floor, New York, NY 10005.

      The SEC allows us to “incorporate by reference” information in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of the prospectus. We incorporate by reference the following documents into this prospectus supplement:

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•	our Annual Report on Form 10-K for the year ended December 31, 2002;

•	our Current Report on Form 8-K dated May 13 2003; and

•	the description of our Common Stock contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on May 17, 1983, Item 4 of our Registration Statement on Form 8-B

filed with the SEC on May 16, 1985 and Item 4 of our Registration Statement on Form 8-B filed with the SEC on December 18, 1987, each pursuant to Section 12 of the Exchange Act.

      Information that we file later with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will automatically update and supersede the previously filed information. You may request copies of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations

Pulte Homes, Inc.
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, Michigan 48304
(248) 647-2750
Telecopy: (248) 433-4543
Attn: James Zeumer

      You should rely only on the information incorporated by reference or provided in the prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make any representations other than as contained in the prospectus or in any prospectus supplement. We are not making any offer of these securities in any state where the offer is not permitted.

      We maintain a website at http://www.pulte.com. Our website and the information at that site, or connected to that site, is not incorporated into the prospectus, any prospectus supplement or any registration statement.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      Statements contained or incorporated by reference in this prospectus supplement that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate” or similar expressions signify forward-looking statements. Forward looking statements also include financial projections or targets of future performance based on estimates and assumptions that, while considered reasonable by us or based on sources we believe to be accurate, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Financial projections are not prepared with a view toward compliance with generally accepted accounting principles or with published guidelines of any regulatory or governmental body.

      Forward looking statements are not guarantees of future results and conditions, but rather are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. There can be no assurances that any forward looking statements, including financial projections or targets, will prove to be correct or attained and should not be viewed as a promise or representation by us or any other person that these statements or financial projections or targets will be attained. For these reasons, we caution you not to place undue reliance on our forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward looking statements and that could adversely affect our future financial performance are described in our public filings and also include the following:

•	general economic conditions including tax rates, interest rates and shifts in demand for new homes;

•	exposure to certain market risks and the cyclical and seasonal nature of our businesses;

•	adverse weather;

•	changes in property taxes and energy costs;

•	availability of incremental and/or replacement financing;

•	changes in federal income tax laws and federal mortgage financing programs;

•	governmental regulation;

•	changes in governmental and public policy;

•	changes in economic conditions specific to any one or more of our markets and businesses;

•	competition;

•	terrorist acts and other acts of war;

•	availability of raw materials and skilled labor;

•	environmental matters;

•	issues and timing surrounding land entitlement and development; and

•	unexpected operations difficulties.

      The risks and uncertainties listed above are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

      We refer to the documents identified above under “Where You Can Find More Information” for a discussion of these factors and their effects on our business.

PROSPECTUS

$1,000,000,000

Pulte Homes, Inc.

Senior Debt Securities

Subordinated Debt Securities
Common Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units
PH Trust I
PH Trust II
Trust Preferred Securities

Fully and Unconditionally Guaranteed,

as Described Herein, by Pulte Homes, Inc. and its subsidiaries

     We may offer from time to time:

•	senior debt securities (consisting of debentures, notes and/or other evidences of senior unsecured indebtedness);

•	subordinated debt securities (together with the senior debt securities, the “Debt Securities”);

•	common stock;

•	warrants;

•	stock purchase contracts;

•	stock purchase units; and

•	trust preferred securities.

     We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.

     Our Common Stock is traded on the New York Stock Exchange under the trading symbol “PHM.”

     See “A Warning About Forward Looking Statements” on page 6 for information you should consider before buying these securities.

     These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 7, 2002

      You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. This document may only be used where it is legal to sell these securities. You should only assume that the information in this prospectus or in any prospectus supplement is accurate as of the date on the front of the document. Our business, financial condition, results of operations and prospects may have changed since that date.

      Each reference in this prospectus to “Pulte,” “we,” “our” or “us” means Pulte Homes, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may offer any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1.0 billion. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      We have not included separate financial statements of the trusts in this prospectus. We do not consider that such financial statements are material to holders of the trust preferred securities because:

•	each trust is a newly created special purpose entity;

•	neither trust has any operating history or independent operations; and

•	neither trust is engaged in, nor will it engage in, any activity other than issuing trust preferred and trust common securities, investing in and holding our Debt Securities and engaging in related activities.

      Furthermore, the combination of our obligations under the Debt Securities, the associated indentures, the declarations of trust and the guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. In addition, we do not expect that the trusts will file reports with the SEC under the Securities Exchange Act of 1934.

PULTE HOMES

      We are a publicly held holding company whose subsidiaries engage in the homebuilding and financial services businesses. We have three reportable business segments: homebuilding, financial services and corporate.

      The homebuilding segment of our operations consists of two business units: domestic homebuilding and international homebuilding. Through Pulte Home Corporation, Del Webb Corporation and our other homebuilding subsidiaries in the United States, we acquire land, develop communities and build and sell a wide variety of homes, including detached units, townhouses, condominium apartments and duplexes, all primarily sold for use as principal residences. Our homes are targeted to first-time, move-up, semi-custom and active adult home buyers (a growing demographic group in their pre-retirement and retirement years). As of December 31, 2001, our domestic operations offered homes for sale in 440 communities in 43 markets and 25 states at prices ranging from $75,000 to over $1,200,000 (sales prices of homes offered for sale in the majority of our communities fall within the range of $150,000 to $450,000), with a 2001 average unit selling price of $225,000. Our international homebuilding subsidiaries engage in residential land development and homebuilding in Mexico, Puerto Rico and Argentina, primarily through subsidiaries of Pulte International Corporation.

      Through Pulte Mortgage Corporation, we also provide mortgage financing services, primarily to buyers of our homes.

      Our homebuilding strategy in the United States is focused on the continued development of the Pulte consumer and value-based brand. Our goal is to create a wide array of well-located, quality-built residential housing communities for homebuyers to provide repeat sales opportunities as they transition from first-time, move-up, semi-custom and ultimately to active adult buyers. We believe our July 31, 2001 merger with Del Webb Corporation strengthens our position in the high growth, active adult market. Our extensive pre-construction market research and analysis enables us to understand what our homebuyers desire. We then specifically develop our communities and products to that well-defined homebuyer profile. Our commitment to research and development is focused on the continuous improvement of construction and land development techniques, which allows us to provide high levels of quality and value in our homes and communities. Our Pulte Preferred Partnership (P3) program was initiated with a goal toward developing long-term relationships with premier contractors and suppliers to maximize execution of our development and building plans. In addition, we believe that our well-capitalized financial structure combined with our high level of production volume allow us to negotiate favorable material and supply purchasing agreements on a national and/or regional basis to minimize our costs of production. Finally, our mortgage financing subsidiaries have continued to automate operations to (a) enhance customer service, (b) facilitate the sales process and (c) reduce mortgage origination production costs to maximize profitability. We believe the Del Webb merger facilitates implementation of these goals and we will continue to evaluate available strategic acquisition opportunities that coincide with our long range goals.

      Our executive offices are located at 33 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, Michigan 48304, and our telephone number is (248) 647-2750. By the end of June 2002, our executive offices will be located at 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304.

THE TRUSTS

      PH Trust I and PH Trust II are subsidiaries of Pulte Homes, Inc. They exist for the purpose of issuing trust preferred securities.

      Each of the trusts is created under the Delaware Business Trust Act and will be governed by a declaration of trust (as it may be amended from time to time) among the trustees of each trust and Pulte. Each declaration will be qualified under the Trust Indenture Act of 1939.

Each trust will exist primarily for the purposes of:

•	issuing its trust preferred and trust common securities;

•	investing the proceeds from the sale of its securities in our debt securities; and

•	engaging in only such other activities as are necessary or incidental to issuing its securities and purchasing and holding our debt securities.

      When a trust issues its trust preferred securities, the holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of the trust. We will acquire all of the issued and outstanding trust common securities of each trust, representing an undivided beneficial interest in the assets of each trust of at least 3%.

      The number of trustees of each trust will initially be three. One of the trustees will be a Pulte officer or other employee. The second trustee will be Bank One Trust Company, National Association which will serve as the property trustee under the declaration of trust for purposes of the Trust Indenture Act of 1939. The third trustee will be Bank One Delaware, Inc., which has its principal place of business in the State of Delaware.

      Bank One Trust Company, National Association acting in its capacity as guarantee trustee, will hold for your benefit a trust preferred securities guarantee, which will be separately qualified under the Trust Indenture Act of 1939.

      Unless otherwise provided in the applicable prospectus supplement, because we will own all of the trust common securities of each trust, we will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. In most cases, there will be at least three trustees. We will describe the term of a trust in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.

      The rights of the holders of the trust preferred securities of a trust, including economic rights, rights to information and voting rights, and the duties and obligations of the trustees of a trust, will be contained in and governed by the declaration of that trust (as it may be amended from time to time), the Delaware Business Trust Act and the Trust Indenture Act of 1939.

      The address of the principal office of each trust is 33 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, MI 48304, and the telephone number of each trust at that address is (248) 647-2750.

RISK FACTORS

      An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the risk factors in the prospectus supplement when determining whether or not to purchase the securities offered under this prospectus and the prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. The registration statement and these other SEC filings are available to you at the SEC’s website at http://www.sec.gov. You may read and copy any filed document at the SEC’s public reference rooms in Washington, D.C. at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC’s regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You also may inspect our SEC filings at the New York Stock Exchange, the exchange on which our Common Stock is listed, at 20 Broad Street, 7th Floor, New York, NY 10005.

      This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.

      The SEC allows us to “incorporate by reference” information in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference the following documents into this prospectus:

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	our Annual Report on Form 10-K for the year ended December 31, 2001;

•	our Current Reports on Form 8-K filed on February 25, 2002, April 26, 2002 and June 6, 2002; and

•	the description of our Common Stock contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on May 17, 1983, Item 4 of our Registration Statement on Form 8-B filed with the SEC on May 16, 1985 and Item 4 of our Registration Statement on Form 8-B filed with the SEC on December 18, 1987, each pursuant to Section 12 of the Exchange Act.

      Information that we file later with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will automatically update and supersede the previously filed information. You may request copies of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations

Pulte Homes, Inc.
33 Bloomfield Hills Parkway, Suite 200
Bloomfield Hills, Michigan 48304
(248) 647-2750
Telecopy: (248) 433-4543
Attn: James Zeumer

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make any representations other than as contained in this prospectus or in any prospectus supplement. We are not making any offer of these securities in any state where the offer is not permitted.

      We maintain a website at http://www.pulte.com. Our website and the information at that site, or connected to that site, is not incorporated into this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      Statements contained or incorporated by reference in this prospectus and the accompanying prospectus supplement that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate” or similar expressions signify forward-looking statements. Forward looking statements also include financial projections or targets of future performance based on estimates and assumptions that, while considered reasonable by us or based on sources we believe to be accurate, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Financial projections are not prepared with a view toward compliance with generally accepted accounting principles or with published guidelines of any regulatory or governmental body.

      Forward looking statements are not guarantees of future results and conditions, but rather are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. There can be no assurances that any forward looking statements, including financial projections or targets, will prove to be correct or attained and should not be viewed as a promise or representation by us or any other person that these statements or financial projections or targets will be attained. For these reasons, we caution you not to place undue reliance on our forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward looking statements and that could adversely affect our future financial performance are described in our public filings and also include the following:

•	general economic conditions including tax rates, interest rates and shifts in demand for new homes;

•	exposure to certain market risks and the cyclical and seasonal nature of our businesses;

•	adverse weather;

•	changes in property taxes and energy costs;

•	availability of incremental and/or replacement financing;

•	changes in federal income tax laws and federal mortgage financing programs;

•	governmental regulation;

•	changes in governmental and public policy;

•	changes in economic conditions specific to any one or more of our markets and businesses;

•	competition;

•	availability of raw materials and skilled labor;

•	environmental matters;

•	issues and timing surrounding land entitlement and development;

•	unexpected operations difficulties; and

•	our ability to integrate the recently acquired business operations of Del Webb Corporation, including Del Webb’s activities, management and corporate culture, with our own, and our ability to develop and manage large-scale active adult communities which differ from our historical homebuilding business.

      The risks and uncertainties listed above are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

      We refer to the documents identified above under “Where You Can Find More Information” for a discussion of these factors and their effects on our business.

USE OF PROCEEDS

      Except as otherwise provided in the related prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include:

•	repayments or refinancing of debt;

•	working capital;

•	capital expenditures;

•	acquisitions; and

•	repurchase or redemption of securities including our Common Stock.

ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES

      The accounting treatment relating to the trust securities will be set forth in the applicable prospectus supplement. Our financial statements will include a footnote that discloses, among other things, that the assets of the trust consist of our debt securities and will specify the designation, principal amount, interest rate and maturity date of the debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows our ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Year Ended December 31,

	2001		2000	1999	1998	1997

Ratio of earnings to fixed charges(a)	4.16	(b)	5.29	5.08	3.69	2.46

(a)	The ratios of earnings to fixed charges set forth above are computed on a total enterprise basis, except for our discontinued thrift operations, which are excluded. Fixed charges include interest incurred and a portion of rent expense, which represents the estimated interest factor and amortization of debt expense.

(b)	Calculations for 2001 include the operations of Del Webb since the July 31, 2001 merger.

THE OFFERING

Debt Securities

      We may issue our debt securities to the trust from time to time. These debt securities may be distributed to holders of the trust preferred securities if and when a trust is dissolved. The debt securities will be unsecured, and can be either pari passu with or subordinate and junior in right of payment to our senior debt. We will indicate the type of debt securities to be issued in a prospectus supplement.

Guarantee

      We and certain of our subsidiaries will guarantee the trusts’ payment obligations on the trust preferred securities as described in a prospectus supplement. We will provide the specific terms of the guarantee in a prospectus supplement.

Stock Purchase Contracts

      We may issue stock purchase contracts obligating holders to purchase from us a specified number of shares of common stock in the future. We may issue stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase common stock under the stock purchase contracts. We will provide the specific terms of the stock purchase contracts and stock purchase units in a prospectus supplement.

Trust Preferred Securities

      The trust may offer from time to time trust preferred securities representing undivided beneficial interests in the assets of the issuing trust. The trusts will use the proceeds from the sale of their trust preferred securities to purchase our debt securities.

DESCRIPTION OF DEBT SECURITIES

      We describe in this section the general terms that will apply to any particular series of Debt Securities that we may offer by this prospectus and an applicable prospectus supplement in the future. When we issue a particular series, we will describe in the applicable prospectus supplement that relates to the series (a) the specific terms of the securities, and (b) the extent to which the general terms described in this section apply to the securities of that series.

      Any Debt Securities that we offer will be our direct unsecured general obligations. These Debt Securities may be senior debt securities, subordinated debt securities or other types of debt securities and will be issued under one or more separate indentures between us and one or more banks or trust companies, as trustee. A Debt Security is considered “senior” or “subordinated” depending on how it ranks in relation to our other debts. Senior debt securities will generally rank equal to other senior debt securities or unsubordinated debt. Holders of our subordinated debt securities will only be entitled to payment after we pay our senior debts, including our senior debt securities.

      We have summarized the material provisions of the indentures in this section, but this is only a summary. The indentures have been filed with the SEC and are incorporated by reference. See “Where You Can Find More Information.” Our discussion of indenture provisions is not complete, therefore, and you should read the indentures for a more complete understanding of the provisions we describe. You should also read the indentures for provisions that may be important to you. You should review the applicable indenture for additional information before you buy any Debt Securities. Capitalized terms used in the following summary have the meanings specified in the indentures unless otherwise defined below.

General

      The Debt Securities will be our direct unsecured general obligations. If provided in a prospectus supplement, each of the Guarantors (as defined below) will guarantee our obligations under the Debt Securities on terms set forth in the prospectus supplement, subject to such guarantee not constituting or resulting in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, in which case the liability of the Guarantor under its guarantee will be reduced to the maximum amount, after giving effect to all other contingent and fixed liabilities of such Guarantor, permissible under applicable fraudulent conveyance or similar law. The Guarantors will consist of some or all of Abacoa Homes, Inc.; American Title of the Palm Beaches Corporation; Anthem Arizona L.L.C.; Asset Five Corp.; Asset Seven Corp.; Bellasera Corp.; Carr’s Grant, L.L.C.; Del E. Webb Development Co., L.P.; Del E.

Webb Foothills Corporation; Del Webb California Corp.; Del Webb Communities, Inc.; Del Webb Corporation; Del Webb Golf Corp.; Del Webb Home Construction, Inc.; Del Webb Limited Holding Co.; Del Webb Southwest Co.; Del Webb Texas Limited Partnership; Del Webb’s Coventry Homes Construction Co.; Del Webb’s Coventry Homes, Inc.; Del Webb’s Coventry Homes of Nevada, Inc.; Del Webb’s Spruce Creek Communities, Inc.; Del Webb’s Sunflower of Tucson, Inc.; Devtex Land, L.P.; DiVosta and Company, Inc.; DiVosta Building Corporation; DiVosta Homes, Inc.; Florida Building Products, Inc.; Florida Club Homes, Inc.; Hammock Reserve Development Company; Harrison Hills, LLC; Island Walk Development Company; Mountain View Two, LLC; New Mexico Asset Corporation; New Mexico Asset Limited Partnership; One Willowbrook, L.L.C.; PB Venture L.L.C.; PBW Corporation; PC/BRE Development L.L.C.; PC/BRE Springfield L.L.C.; PC/BRE Venture L.L.C.; PC/BRE Whitney Oaks L.L.C.; PC/BRE Winfield L.L.C.; PC/Palm Beach, Inc.; PH1 Corporation; PH2 Corporation; PN I, Inc.; PN II, Inc.; Pulte Communities NJ, Limited Partnership; Pulte Development Corporation; Pulte Home Corporation; Pulte Home Corporation of New England; Pulte Home Corporation of the Delaware Valley; Pulte Homes of Greater Kansas City, Inc.; Pulte Homes of Michigan Corporation; Pulte Homes of Michigan I Limited Partnership; Pulte Homes of Minnesota Corporation; Pulte Homes of New York, Inc.; Pulte Homes of NJ, Limited Partnership; Pulte Homes of Ohio Corporation; Pulte Homes of PA, Limited Partnership; Pulte Homes of South Carolina, Inc.; Pulte Homes of Texas, L.P.; Pulte Homes Tennessee Limited Partnership; Pulte-IN Corp.; Pulte Land Company, LLC; Pulte Land Development Corporation; Pulte Lifestyle Communities, Inc.; Pulte Michigan Holdings Corporation; Pulte Michigan Services, LLC; Pulte Payroll Corporation; Radnor Homes, Inc.; RiverWalk of the Palm Beaches Development Company, Inc.; RN Acquisition 2 Corp.; Sean/ Christopher Homes, Inc.; Spruce Creek South Utilities, Inc.; Terravita Corp.; Terravita Home Construction Co.; Village Walk Development Company, Inc.; Wil Corporation and Wilben, LLLP.

      Our operations are conducted through our subsidiaries and, therefore, we are primarily dependent on the earnings and cash flows of our subsidiaries to meet our debt service obligations. Except as described below with regard to certain Del Webb senior subordinated notes, there currently are no restrictions on the ability of our subsidiaries (including the subsidiaries that are not Guarantors) to provide funds to use to meet our debt service obligations.

      The indentures relating to Del Webb’s senior subordinated notes contain “restricted payment” covenants which restrict the ability of Del Webb and its subsidiaries, certain of which have or will become Guarantors, to make dividend payments distributions and other restricted payments. This limits the ability of Del Webb to transfer funds to us in order to enable us to meet our debt service obligations. As of December 31, 2001, there was a $351 million aggregate principal amount of Del Webb senior subordinated notes outstanding. Del Webb has the right to redeem all of its outstanding senior subordinated notes prior to maturity, at its option, at varying prepayment premiums.

      Any right of ours or our creditors to participate in the assets of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary’s creditors, including trade creditors. Accordingly, the Debt Securities issued will also be effectively subordinated to the creditors of our subsidiaries. The Debt Securities will, if provided in a prospectus supplement, have the benefit of guarantees from the Guarantors. The Guarantors are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available for the Debt Securities, whether by dividends, loans or other payments, other than as expressly provided in the guarantees. The payment of dividends or the making of loans and advances by our subsidiaries to us are subject to contractual, statutory and regulatory restrictions, contingent upon the earnings of those subsidiaries and are subject to various business considerations.

      A prospectus supplement and a supplemental indenture relating to any series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Debt Securities will be issuable;

•	the title, series, type and amount of the Debt Securities;

•	the total principal amount and priority of the Debt Securities;

•	the percentage of the principal amount at which the Debt Securities will be issued and any payments due if the maturity of the Debt Securities is accelerated;

•	the dates on which the principal of the Debt Securities will be payable;

•	the interest rate which the Debt Securities will bear and the interest payment dates for the Debt Securities;

•	the place or places where the principal of and any interest on the Debt Securities will be payable;

•	the place where the Debt Securities may be presented for registration of transfer or exchange;

•	any limit on the aggregate principal amount of the Debt Securities;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

•	the terms of any right to convert the Debt Securities into shares of our Common Stock or other securities or property;

•	any provisions granting special rights to holders when a specified event occurs;

•	any provisions relating to the deferral of payment of any interest;

•	any other terms of the Debt Securities (which terms will not be inconsistent with the provisions of the indenture);

•	any changes to or additional events of default or covenants;

•	any special tax implications of the Debt Securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the Debt Securities not inconsistent with the terms and provisions of the indentures.

      Each prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities. Debt Securities of any series may be issued in one or more series or tranches as described in the applicable prospectus supplement.

      If the purchase price of any of the offered Debt Securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to the issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable prospectus supplement.

      The indentures provide that the Debt Securities may be issued in one or more series, in each case as authorized by our Board of Directors from time to time. The indentures also provide that there may be more than one trustee under the indentures, each with respect to one or more different series of Debt Securities. In the event that there is more than one trustee under an indenture, the powers and trust obligations of each trustee shall extend only to the one or more series of Debt Securities for which it is a trustee. If more than one trustee is acting under an indenture, the Debt Securities (whether of one or more than one series) for which each trustee is acting shall in effect be treated as if issued under separate indentures.

Payment of Principal, Interest and Premium; Transfer of Securities

      Unless we designate otherwise, we will pay principal, interest and any premium on fully registered securities in Bloomfield Hills, Michigan. We will make payments by check mailed to the persons in whose names the Debt Securities are registered on days specified in the indentures or any prospectus supplement. We will make Debt Securities payments in other forms at a place we designate and specify in a prospectus supplement. You may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes as provided in any prospectus supplement.

Guarantees

      In order to enable us to obtain more favorable interest rates and terms, payment of principal of, premium, if any, and interest on the Debt Securities may (if so specified in the prospectus supplement) be guaranteed, jointly and severally, by the Guarantors; provided that the guarantees will not be applicable to or guarantee our obligations with respect to the conversion of the Debt Securities into common stock if applicable. Each guarantee will be an unsecured obligation of each Guarantor issuing such guarantee, ranking pari passu in right of payment with all existing and future indebtedness of a similar series.

      The indentures provide that, in the event any guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantor under such guarantee shall be reduced to the maximum amount, after giving effect to all other contingent and other liabilities of such Guarantor, permissible under the applicable fraudulent conveyance or similar law.

Global Certificates

      The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depository identified in a prospectus supplement.

      The specific terms of the depository arrangements with respect to any Debt Securities of a series will be described in a prospectus supplement.

      Unless otherwise specified in a prospectus supplement, Debt Securities issued in the form of a global certificate to be deposited with a depository will be represented by a global certificate registered in the name of the depository or its nominee. Upon the issuance of a global certificate in registered form, the depository for the global certificate will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by the global certificate to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited shall be designated by the underwriters or agents of the Debt Securities or by us, if the Debt Securities are offered and sold directly by us. Ownership of beneficial interests in a global certificate will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global certificate will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository or its nominee for the global certificate. Ownership of beneficial interests in a global certificate by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global certificate.

      So long as the depository for a global certificate in registered form, or its nominee, is the registered owner of the global certificate, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities of the series represented by the global certificate for all purposes under the indentures. Generally, owners of beneficial interests in a global certificate will not be entitled to have Debt Securities of the series represented by the global certificate registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form, and will not be considered the owners or holders of the global certificate under the applicable indenture.

      Payment of principal of, premium, if any, and any interest on Debt Securities of a series registered in the name of or held by a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner or the holder of a global certificate representing the Debt Securities. None of Pulte, the trustee, any paying agent, or the applicable debt security registrar for the Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate for the Debt Securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

      We expect that the depository for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent global certificate, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global certificate as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a global certificate held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and the payments will be the responsibility of the participants. However, we have no control over the practices of the depository and/or the participants and there can be no assurance that these practices will not be changed.

      Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depository.

      Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by The Depository Trust Company and its participants.

Events of Default

      “Event of default” when used in an indenture will mean any of the following:

•	failure to pay when due interest on any Debt Security for 30 days;

•	failure to pay the principal or any premium on any Debt Security when due;

•	failure to deposit any sinking fund payment when due;

•	failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

•	certain events in bankruptcy, insolvency or reorganization of Pulte; and

•	any other event of default included in any indenture or supplemental indenture.

      An event of default for a particular series of Debt Securities does not necessarily constitute an event of default for any other series of Debt Securities issued under an indenture. The trustee may withhold notice to the holders of Debt Securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

      If an event of default for any series of Debt Securities occurs and continues, the trustee or the holders of at least 25% of the total principal amount of the Debt Securities of the series may declare the entire principal of that series due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration.

      The indentures contain provisions entitling the trustee with respect to any series of Debt Securities, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the applicable Debt Securities before proceeding to exercise any right or power under the applicable indenture at the request of the holders of such Debt Securities. The indentures also provide that the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for such series of Debt Securities. The indentures contain a covenant that we will file annually with the trustee a certificate as to the absence of any default or specifying any default that exists.

      The indentures limit the right to institute legal proceedings. No holder of any Debt Security will have the right to bring a claim under an indenture unless:

•	the holder has given written notice of default to the trustee;

•	the holders of not less than 25% of the aggregate principal amount of Debt Securities of a particular series shall have made a written request to the trustee to bring the claim and furnished the trustee reasonable indemnification as it may require;

•	the trustee has not commenced an action within 60 days of receipt of that notice and indemnification; and

•	no direction inconsistent with the request has been given to the trustee by the holders of not less than a majority of the aggregate principal amount of the Debt Securities of the series then outstanding.

Regarding the Trustee

      Bank One Trust Company, National Association is trustee under the indentures, pursuant to which certain of our debt securities are outstanding. Bank One Trust Company, National Association or other banks or trust companies will act as trustee pursuant to which the Debt Securities are to be issued. Bank One Trust Company, National Association maintains normal banking relationships with us (and is an affiliate of Bank One, NA, which participates in and acts as co-agent in our Bank Credit Facility and provides cash management and other services for us in the normal course of our business).

      The trustee may resign or be removed with respect to one or more series of Debt Securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of Debt Securities under a single indenture, each such trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the trustee may then be taken by each such trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is trustee.

Defeasance of Debt Securities

      If permitted by the terms of any Debt Securities, we may terminate certain of our obligations under the indenture, including our obligations to comply with the restrictive covenants described in this prospectus, on the terms and subject to the conditions contained in such indenture, by depositing in trust with the trustee money or obligations of, or guaranteed by, the United States sufficient to pay the principal of, premium, if any, and interest, if any, on such Debt Securities to maturity (or earlier redemptions).

      The prospectus supplement will set forth the specific provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

Consolidation, Merger and Sale of Assets

      Except as may otherwise be provided in a prospectus supplement, neither we, the Guarantors nor the Restricted Subsidiaries will consolidate or merge into or sell, assign, transfer or lease all or substantially all of its assets, to another person, unless:

•	the person is a corporation organized under the laws of the United States of America or any state thereof;

•	the person assumes by supplemental indenture all the obligations of Pulte or such Guarantor or Restricted Subsidiary, as the case may be, relating to the Debt Securities, the guarantees and the indenture, as the case may be; and

•	immediately after the transaction no event of default exists; except that this prohibition will not restrict or be applicable to a merger, consolidation or liquidation of a Restricted Subsidiary or Guarantor with or into us or another subsidiary that is wholly-owned, directly or indirectly, by us that is, or concurrently with the completion of such merger, consolidation or liquidation becomes, a Guarantor or a Restricted Subsidiary that is wholly-owned, directly or indirectly, by us.

      Upon any such consolidation, merger, sale, assignment or transfer, the successor corporation will be substituted for us or such Guarantor or Restricted Subsidiary (including any merger or consolidation described in the proviso at the end of the immediately preceding sentence), as applicable, under the indenture. The successor corporation may then exercise every power and right of ours or such Guarantor or Restricted Subsidiary under the indenture, and we or such Guarantor or Restricted Subsidiary, as applicable, will be released from all of our respective liabilities and obligations in respect of the Debt Securities and the indenture. If we or any Guarantor or Restricted Subsidiary leases all or substantially all of its assets, the lessee corporation will be the successor to us or such Guarantor or Restricted Subsidiary and may exercise every power and right of ours or such Guarantor or Restricted Subsidiary, as the case may be, under the indenture, but we or such Guarantor or Restricted Subsidiary, as the case may be, will not be released from our respective obligations to pay the principal of and premium, if any, and interest, if any, on the Debt Securities.

Modification and Waiver

      We and the trustee, with the consent of the holders of at least a majority of the principal amount of the Debt Securities, may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the Debt Securities, except that no such supplemental indenture may, without the consent of the holder of each outstanding Debt Security affected by the supplemental indenture, among other things:

•	extend the final maturity of the Debt Securities, or reduce the rate or extend the time of payment of interest on the Debt Securities, or reduce the principal amount of the Debt Securities, or impair the right to institute suit for payment of the Debt Securities;

•	reduce the percentage of Debt Securities, the consent of the holders of which is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences provided in the indenture; or

•	modify any of the provisions regarding the modification of the indenture, waivers of past defaults and waivers of certain covenants, except to increase any percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding security affected thereby.

      Our Board of Directors does not have the power to waive any of the covenants of the indentures including those relating to consolidation, merger or sale of assets.

      We and the trustee may modify or amend provisions of the indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to us or any Guarantor under the indenture and the Debt Securities;

•	to add to our covenants or the covenants of any Guarantor for the benefit of the holders of the Debt Securities or to surrender any right or power conferred upon us or such Guarantor by the indenture;

•	to add events of default for the benefit of the holders of the Debt Securities;

•	to change or eliminate any provisions of the indenture, provided that any such change or elimination shall become effective only when there are no outstanding Debt Securities;

•	to secure any Debt Securities under the indenture;

•	to establish the form or terms of the Debt Securities of any series;

•	to add Guarantors;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to close the indenture to authentication and delivery of additional series of Debt Securities, and to cure any ambiguity, defect or inconsistency in the indenture, provided such action does not adversely affect the interests of holders of the Debt Securities; or

•	to supplement any of the provisions of the indentures to the extent necessary to permit or facilitate defeasance and discharge of the Debt Securities, provided that such action shall not adversely affect the interests of the holders of the Debt Securities in any material respect.

      The holders of at least a majority in principal amount of the outstanding Debt Securities may, on behalf of the holders of all Debt Securities, waive any past default under the indenture. However, they may not waive a default (1) in the payment of the principal of (or premium, if any) or any interest on any Debt Security or (2) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected.

Certain Covenants

      In this section we describe the principal covenants that will apply to the Debt Securities unless otherwise indicated in the applicable prospectus supplement. We make use of several defined terms; the associated definitions are located at the end of this section.

      Restrictions on Secured Debt. The indenture provides that we will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the applicable Debt Securities will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by:

(1) Security Interests on model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat, or thereon;

(2) Security Interests on property at the time of its acquisition by us or a Restricted Subsidiary, which Security Interests secure obligations assumed by us or a Restricted Subsidiary, or on the property of a corporation or other entity at the time it is merged into or consolidated with us or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or where the Security Interest attaches to or affects our property or the property of a Restricted Subsidiary prior to such transaction);

(3) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by us or a Restricted Subsidiary; and

(4) Security Interests securing indebtedness of a Restricted Subsidiary owing to us or to another Restricted Subsidiary that is wholly-owned (directly or indirectly) by us or Security Interests securing our Indebtedness owing to a Guarantor.

      Additionally, such permitted Secured Debt includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.

      In addition, we and our Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally and ratably securing the Debt Securities, if immediately thereafter the sum of (1) the aggregate principal amount of all secured debt outstanding (excluding Secured Debt permitted under clauses (1) through (4) above and any Secured Debt in relation to which the new notes have been equally and ratably secured) and (2) all Attributable Debt (as defined below) in respect of Sale and Leaseback Transactions (as defined below) (excluding Attributable Debt in respect of Sale and Leaseback Transactions as to which the net proceeds of the property sold or transferred are applied to retire indebtedness or to the purchase of property as described under “Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets (as defined below).

      The provisions described above with respect to limitations on Secured Debt are not applicable to Non-Recourse Land Financing (as defined below) by virtue of the definition of secured debt, and will not restrict or limit our or our Restricted Subsidiaries’ ability to create, incur, assume or guarantee any unsecured indebtedness, or of any subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured indebtedness.

      Restrictions on Sale and Leaseback Transactions. The indentures provide that we will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1) notice is promptly given to the trustee of the Sale and Leaseback Transaction;

(2) fair value is received by us or the relevant Restricted Subsidiary for the property sold (as determined in good faith pursuant to a resolution of our Board of Directors delivered to the trustee); and

(3) we or a Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, apply an amount equal to the net proceeds therefrom either:

•	to the redemption, repayment or retirement of Debt Securities of any series under the indenture (including the cancellation by the trustee of any Debt Securities of any series delivered by us to the trustee), senior indebtedness of Pulte or Guarantor senior indebtedness, or

•	to the purchase by us or any Restricted Subsidiary of property substantially similar to the property sold or transferred.

      In addition, we and our Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (4) described in “Restrictions on Secured Debt,” above or Secured Debt in relation to which the Debt Securities have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions as to which the net proceeds of the property sold or transferred are applied to retire indebtedness or to the purchase of property as described in clause (2) above) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

      Other than the above-described covenants, there are no covenants or provisions contained in the indenture which may afford holders of Debt Securities protection in the event we are involved in a highly leveraged transaction.

Conversion

      If provided in any prospectus supplement, the Debt Securities will be convertible, at their principal amount or any portion thereof which is an integral multiple of $1,000 at any time prior to their maturity, into shares of our common stock at the conversion price set forth in the applicable prospectus supplement, subject to adjustment in the event of the:

•	subdivision, combination or reclassification of the outstanding common stock;

•	payment in shares of common stock of a dividend or distribution on any class of our capital stock;

•	issuance of rights or warrants to all holders of common stock entitling them to acquire shares of Common Stock at a price per share less than the current market price; or

•	distribution to holders of common stock of shares of capital stock other than common stock, evidences of indebtedness or assets (including securities, but excluding distributions exclusively in cash, and excluding dividends or distributions paid exclusively in common stock, rights and warrants referred to above).

      We will not be required to issue fractional shares of common stock but will pay a cash adjustment in lieu thereof. Except as otherwise provided in the prospectus supplement, interest accrued shall not be paid on Debt Securities converted. If any Debt Security not called for redemption is converted between a record date for the payment of interest and the next succeeding interest payment date, such Debt Security must be accompanied by funds equal to the interest payable on such interest payment date on the principal amount so converted.

      There will be no upward adjustment in the conversion price except in the event of a reverse stock split. We are not required to make any adjustment in the conversion price of less than $0.01, but the same will be carried forward and taken into account in the computation of any subsequent adjustment. The conversion price will not be subject to adjustment under any circumstances not referred to in this paragraph, such as tender offers, open market purchases or other acquisitions of shares of common stock by us and/or our subsidiaries, unless otherwise provided with respect to any particular series of Debt Securities in the applicable prospectus supplement.

      In case of any reclassification (excluding those referred to above), merger, consolidation or sale of substantially all of our assets as an entirety, the holder of each outstanding convertible Debt Security shall have the right to convert such Debt Security only into the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock into which such Debt Security might have been converted immediately prior to the effective date of the transaction.

Certain Definitions

      “Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding debt securities of all series, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

      “Consolidated Net Tangible Assets” means the total amount of assets which would be included on a combined balance sheet of the Restricted Subsidiaries (not including Pulte) together with the total amount of assets that would be included on our balance sheet, not including our subsidiaries, under generally accepted accounting principles (less applicable reserves and other properly deductible items) after deducting therefrom:

(1) all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

(2) investments in subsidiaries that are not Restricted Subsidiaries, including, without limitation, Pulte Mortgage Corporation; and

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other tangible assets.

      “Non-Recourse Land Financing” means any indebtedness of ours or any Restricted Subsidiary for which the holder of such indebtedness has no recourse, directly or indirectly, to us or such Restricted Subsidiary for the principal of, premium, if any, and interest on such indebtedness, and for which we or such Restricted Subsidiary are not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such indebtedness, except pursuant to mortgages, deeds of trust or other Security Interests or other recourse obligations or liabilities in respect of specific land or other real property interests of ours or such Restricted Subsidiary; provided that recourse obligations or liabilities of ours or such Restricted Subsidiary solely for indemnities, covenants or breach of warranty representation or covenant in respect of any indebtedness will not prevent indebtedness from being classified as Non-Recourse Land Financing.

      “Restricted Subsidiary” means any Guarantor and any other of our subsidiaries as of the date of the indenture and any successor to such Guarantor or subsidiary other than (a) First Heights Bank, Pulte Financial Companies, Inc., Pulte Mortgage Corporation, Pulte Diversified Companies, Inc. or North American Builders Indemnity Corporation and (b) any successor to any of the subsidiaries described in clause (a).

      “Sale and Leaseback Transaction” means a sale or transfer made by us or a Restricted Subsidiary (except a sale or transfer made to us or another Restricted Subsidiary) of any (a) manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (b) other property (not including model homes) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to us or a Restricted Subsidiary.

      “Secured Debt” means any Indebtedness which is secured by (a) a Security Interest in any of our property or the property of any Restricted Subsidiary or (b) a Security Interest in shares of stock owned directly or indirectly by us or a Restricted Subsidiary in a corporation or in equity interests owned by us or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in our rights or the rights of a Restricted Subsidiary in respect of indebtedness of a corporation, partnership or other entity in which we or a Restricted Subsidiary has an equity interest; provided that “Secured Debt” shall not include Non-Recourse Land Financing that consists exclusively of “land under development,” “land held for future development” or “improved lots and parcels,” as such categories of assets are determined in accordance with generally accepted accounting principles. The securing in the foregoing manner of any such indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.

      “Security Interest” means any mortgage, pledge, lien, encumbrance or other security interest which secures the payment or performance of an obligation.

DESCRIPTION OF CAPITAL STOCK

      The following general summary of our capital stock and certain provisions of the Michigan Business Corporation Act (“MBCA”) is qualified in its entirety by reference to our articles of incorporation, as amended (the “Articles of Incorporation”), and the MBCA.

      On April 30, 2002, 60,875,831 shares of common stock were issued and outstanding.

      On May 15, 2002, we held the Annual Meeting of our shareholders at which time the shareholders voted to amend our Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000.

      The holders of the common stock are entitled to one vote for each share on all matters voted on by shareholders, including election of directors. The holders of the common stock do not have any cumulative value, conversion, redemption, sinking fund or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of the common stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of our indebtedness, and the aggregate liquidation preference of any Preferred Stock then outstanding.

      The common stock is listed on the New York Stock Exchange. We intend to apply to the New York Stock Exchange to list the additional shares of common stock offered hereby and issuable upon conversion of convertible Debt Securities, if any. Equiserve, L.P. is the transfer agent and registrar for the common stock.

      We are also authorized by our Articles of Incorporation to issue 25,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”), none of which have been issued. Our Board of Directors has authority to divide the 25,000,000 shares of Preferred Stock into series and to fix the rights and preferences of any series so established. Variations between different series may be created by the Board of Directors with respect to such matters as voting rights, rate of dividend, priority of payment, rights of accumulation, redemption or signing fund terms, preferences upon liquidation or dissolution, conversion rights and any other preferences or rights.

      Our Articles of Incorporation provide that the Board of Directors will be divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The present Board of Directors consists of 8 persons who were elected to the Board of Directors for terms of three years each by our shareholders. Our Articles of Incorporation also provide that to the extent holders of Preferred Stock are given the right, voting separately or by class or series, to elect directors, such directors shall not be divided into the foregoing classes.

      Our Articles of Incorporation require, in addition to any vote required by law, the affirmative vote of the holders of at least 69.3% of the shares voting at a meeting of shareholders in connection with (a) any merger or consolidation of Pulte or any subsidiary with any “Interested Shareholder,” as defined therein, or any corporation which is, after the merger or consolidation would be, an “Affiliate,” as defined therein, of an Interested Shareholder that was an Interested Shareholder prior to the transaction; (b) certain transfers to any Interested Shareholder or Affiliate of an Interested Shareholder, other than Pulte or any of our subsidiaries, of any of our assets or any subsidiary which have an aggregate book value of 10% or more of consolidated net worth; (c) certain transfers by us or any subsidiary of “Equity Securities,” as defined therein, of Pulte or any subsidiary which have an aggregate market value of 5% or more of the total market value of the outstanding shares of Pulte to any Interested Shareholder or Affiliate of an Interested Shareholder, other than Pulte or our subsidiaries (subject to certain exceptions); (d) the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an Interested Shareholder or any Affiliate of an Interested Shareholder, (e) any reclassification of securities or recapitalization of Pulte, or any merger, consolidation or share exchange by Pulte with any of its subsidiaries which has the effect of increasing the proportionate amount of the outstanding shares of any class of Equity Securities of Pulte or any subsidiary which is owned by an Interested Shareholder or any Affiliate of an Interested Shareholder (each of the Transactions referred to in clauses (a) through (e), a Business Combination”); or (f) any agreement, contract or arrangement providing for one or more of the foregoing. An “Interested

Shareholder” generally includes any beneficial owner of 10% or more of the voting power of Pulte or any Affiliate of ours that at any time within the two year period prior to the date in question was the beneficial owner of 10% or more of the voting power of Pulte.

      The foregoing supermajority vote is not required if (a) the Board of Directors approves such Business Combination and either the Interested Shareholder has been an Interested Shareholder for at least two years prior to the date of the Board approval or such proposed transaction was approved by the Board prior to the time the Interested Shareholder became an Interested Shareholder or (b) a majority of the outstanding stock of such other corporation is owned by us or our subsidiaries.

      The foregoing supermajority provisions may only be amended by the affirmative vote of 69.3% of the shares voting on the proposed amendment at a meeting of shareholders, in addition to any vote otherwise required by law.

Certain Provisions of the Michigan Business Corporation Act

      Chapters 7A and 7B of the Michigan Business Corporation Act (“MBCA”) may affect attempts to acquire control of Pulte. Pursuant to our Articles of Incorporation, we have expressly elected not to be subject to the provisions of Chapter 7A of the MBCA; however, the Board of Directors may terminate this election in whole or in part by action of the majority of directors then in office. Chapter 7A applies to “Business Combinations,” defined to include, among other transactions, certain mergers, substantial sales of assets or securities and recapitalizations between covered Michigan business corporations or their subsidiaries and an “Interested Shareholder” (generally a beneficial owner of 10% or more of the voting power of the Company’s outstanding voting stock). In general, Chapter 7A requires, for any Business Combination, an advisory statement from the Board of Directors, the approval of holders of at least 90% of each class of the shares entitled to vote and the approval of holders of at least two-thirds of such voting shares not held by the Interested Shareholder, its affiliates and associates. These requirements do not apply, however, where the Interested Shareholder satisfies certain “fair price,” form of consideration and other requirements and at least five years have elapsed after the person involved became an Interested Shareholder. Our Board of Directors has the power to elect to be subject to Chapter 7A as to specifically identified or unidentified Interested Shareholders.

      Pursuant to our Bylaws, we have also expressly elected not to be subject to the provisions of Chapter 7B of the MBCA: however, our Board of Directors may terminate this election by action of the majority of directors then in office. Generally, under Chapter 7B an entity that acquires “Control Shares” of Pulte may vote the Control Shares on any matter only if a majority of all shares, and of all non “Interested Shares,” of each class of shares entitled to vote as a class, approve such voting rights. In general, “Interested Shares” are shares owned by employee-directors of Pulte, all its officers, or the entity making the “Control Share Acquisition.” “Control Shares” are shares that, when added to those already owned by an entity, would give the entity voting power in the election of directors over any of three thresholds: one-fifth, one-third and a majority. If Control Shares acquired in a Control Share Acquisition are accorded full voting rights and the acquirer of such Control Shares has acquired a majority of all voting power of Pulte, Chapter 7B would afford special dissenters’ rights to our shareholders other than the acquiring person, unless otherwise provided in our Articles of Incorporation or Bylaws before the Control Share Acquisition occurs. The effect of the statute is to condition the acquisition of voting control of the corporation on the approval of a majority of pre-existing disinterested shareholders. Our Board of Directors may amend the Bylaws before a Control Share Acquisition occurs to provide that Chapter 7B applies to us. Our Board of Directors currently has no plans to effect any such amendment, nor is it aware of any other plans or proposals to do so by a shareholder.

DESCRIPTION OF WARRANTS

      We may issue warrants to purchase Debt Securities, common stock, or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

      The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the Debt Securities, common stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

      The description in the prospectus supplement will not necessarily be complete, and reference will be made to the warrant agreements which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as “Stock Purchase Contracts.” The price per share of common stock and number of shares of common stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the common stock under the Stock Purchase Contracts, which we refer to herein as “Stock Purchase Units.” The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa and such payments may be unsecured or prefunded on some basis.

      The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material United States federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      The terms of the trust preferred securities will include those stated in the declaration of trust (as it may be amended and restated from time to time) and those made a part of that declaration by the Trust Indenture Act of 1939. For a complete description of the trust preferred securities, we encourage you to read the applicable prospectus supplement. In addition, we encourage you to read the amended and restated declaration of trust, a form of which will be filed with the SEC. Please read “Where You Can Find More Information.”

      The prospectus supplement relating to trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate and any conditions upon which distributions are payable, the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities;

•	whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded;

•	the amounts that will be paid out of the assets of the trust, after the satisfaction of liabilities to creditors of the trust, to the holders of trust preferred securities upon dissolution;

•	any repurchase, redemption or exchange provisions;

•	any preference or subordination rights upon a default or liquidation of the trust;

•	any voting rights of the trust preferred securities in addition to those required by law;

•	terms for any conversion or exchange of the debt securities or the trust preferred securities into other securities;

•	any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities; and

•	any other relevant terms, rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

      The regular trustees, on behalf of the trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities (collectively, the “trust securities”). The trust securities will represent undivided beneficial ownership interests in the assets of the trust.

      Except as described in the applicable prospectus supplement, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. The property trustee of the trust will hold legal title to the debt securities in trust for the benefit of the holders of the trust securities. We will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee will not guarantee the payment of distributions (as defined below) or any amounts payable on redemption or liquidation of the trust preferred securities when the trust does not have funds on hand available to make such payments.

      In the prospectus supplement we will also describe certain material United States federal income tax consequences and special considerations applicable to the trust preferred securities.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE

      We will fully and unconditionally guarantee payments on the trust preferred securities as described in this section. The guarantee covers the following payments:

•	periodic cash distributions on the trust preferred securities out of funds held by the property trustee of the trust;

•	payments on dissolution of each trust; and

•	payments on redemption of trust preferred securities of each trust.

      Bank One Trust Company, National Association, as guarantee trustee, will hold the guarantee for the benefit of the holders of trust preferred securities.

      We have summarized selected provisions of the guarantee below. This summary is not complete. For a complete description, we encourage you to read the guarantee, the form of which we have filed with the SEC. Please read “Where You Can Find More Information.”

      We will irrevocably and unconditionally agree to pay you in full the following amounts to the extent not paid by the trust:

•	any accumulated and unpaid distributions and any additional amounts with respect to the trust preferred securities and any redemption price for trust preferred securities called for redemption by the trust, if and to the extent that we have made corresponding payments on the debt securities to the property trustee of the trust;

•	payments upon the dissolution of the trust equal to the lesser of:

•	the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the trust has funds legally available for those payments; and

•	the amount of assets of the trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of the trust.

      We will not be required to make these liquidation payments if:

•	the trust distributes the debt securities to the holders of trust preferred securities in exchange for their trust preferred securities; or

•	the trust redeems the trust preferred securities in full upon the maturity or redemption of the debt securities.

      We may satisfy our obligation to make a guarantee payment either by making payment directly to the holders of trust preferred securities or to the guarantee trustee for remittance to the holders or by causing the applicable trust to make the payment to them.

      Each guarantee is a guarantee from the time of issuance of the applicable series of trust preferred securities. THE GUARANTEE ONLY COVERS, HOWEVER, DISTRIBUTIONS AND OTHER PAYMENTS ON TRUST PREFERRED SECURITIES IF AND TO THE EXTENT THAT WE HAVE MADE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES TO THE APPLICABLE PROPERTY TRUSTEE. IF WE DO NOT MAKE THOSE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES, THE TRUST WILL NOT HAVE FUNDS AVAILABLE FOR PAYMENTS AND WE WILL HAVE NO OBLIGATION TO MAKE A GUARANTEE PAYMENT.

      Our obligations under the declaration of trust for each trust, the guarantee, the debt securities and the associated indenture taken together will provide a full and unconditional guarantee of payments due on the trust preferred securities. We will describe the specific terms of the guarantee in a prospectus supplement.

Covenants of Pulte

      In each guarantee, we will agree that, as long as any trust preferred securities issued by the applicable trust are outstanding, we will not make the payments and distributions described below if:

•	we are in default on our guarantee payments or other payment obligations under the related guarantee;

•	any trust enforcement event under the applicable declaration of trust has occurred and is continuing; or

•	we have elected to defer payments of interest on the related debt securities by extending the interest payment period and that deferral period is continuing.

      In these circumstances, we will agree that we will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock; or

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debt securities or make any guarantee payments with respect to any guarantee by us of the debt of any of our subsidiaries if such guarantee ranks equally with or junior in interest to the debt securities.

      However, even during such circumstances, we may:

•	purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock;

•	reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

•	purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	declare dividends or distributions payable in our capital stock;

•	redeem or repurchase any rights pursuant to a rights agreement; and

•	make payments under the guarantee related to the trust preferred securities.

      In addition, as long as trust preferred securities issued by any trust are outstanding, we will agree that we will:

•	remain the sole direct or indirect owner of all the outstanding common securities of that trust, except as permitted by the applicable declaration of trust;

•	permit the trust common securities of that trust to be transferred only as permitted by the declaration of trust;

•	use reasonable efforts to cause that trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in the declaration of trust, in which case the trust would be dissolved.

Amendments and Assignment

      We and the guarantee trustee may amend each guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, we and the guarantee trustee may amend each guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by the applicable trust.

      We may assign our obligations under the guarantees only in connection with a consolidation, merger or asset sale involving us permitted under the indenture governing the debt securities.

Termination of the Guarantee

      A guarantee will terminate upon:

•	full payment of the redemption price of all trust preferred securities of the applicable trust;

•	distribution of the related debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred securities and trust common securities of that trust in exchange for all the securities issued by that trust; or

•	full payment of the amounts payable upon liquidation of that trust.

      Each guarantee will, however, continue to be effective or will be reinstated if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

Status of the Guarantee

      Our obligations under each guarantee will be unsecured and effectively junior to all debt and preferred stock of our subsidiaries. BY YOUR ACCEPTANCE OF THE TRUST PREFERRED SECURITIES, YOU AGREE TO ANY SUBORDINATION PROVISIONS AND OTHER TERMS OF THE RELATED GUARANTEE. We will specify in a prospectus supplement the ranking of each guarantee with respect to our capital stock and other liabilities, including other guarantees.

      Each guarantee will be deposited with the guarantee trustee to be held for your benefit. The guarantee trustee will have the right to enforce the guarantee on your behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by the applicable trust will have the right to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable guarantee trustee; or

•	exercising any trust or other power conferred upon that guarantee trustee under the applicable guarantee.

      Each guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against us to enforce the payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

      If the guarantee trustee fails to enforce the guarantee or we fail to make a guarantee payment, you may institute a legal proceeding directly against us to enforce your rights under that guarantee without first instituting a legal proceeding against the applicable trust, the guarantee trustee or any other person or entity.

Periodic Reports Under Guarantee

      We will be required to provide annually to the guarantee trustee a statement as to our performance of our obligations and our compliance with all conditions under the guarantees.

Duties of Guarantee Trustee

      The guarantee trustee normally will perform only those duties specifically set forth in the applicable guarantee. The guarantees do not contain any implied covenants. If a default occurs on a guarantee, the guarantee trustee will be required to use the same degree of care and skill in the exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the applicable series of trust preferred securities only if it is offered security and indemnity satisfactory to it.

Governing Law

      New York law will govern the guarantees.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,

THE DEBT SECURITIES AND THE GUARANTEE

      To the extent set forth in the guarantee and to the extent funds are available, we will irrevocably guarantee the payment of distributions and other amounts due on the trust securities. If and to the extent we do not make payments on the debt securities, the trust will not have sufficient funds to pay distributions or other amounts due on the trust securities. The guarantee does not cover any payment of distributions or other amounts due on the trust securities unless the trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of trust securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates. Taken together, our obligations under the declaration of trust for each trust, the debt securities, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of the trust’s obligations under the trust securities.

Sufficiency of Payments

      As long as payments of interest and other amounts are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

•	the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

•	the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

•	we, as issuer of the debt securities, will pay, and the trust will not be obligated to pay, directly or indirectly, any costs, expenses, debts and obligations of the trust (other than with respect to the trust securities); and

•	the declaration of trust further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

      Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the guarantee.

Enforcement Rights of Holders of Preferred Securities

      The declaration of trust provides that if we fail to make interest or other payments on the debt securities when due (taking account of any extension period), the holders of the trust preferred securities may direct the property trustee to enforce its rights under the applicable indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the debt securities on the date such interest, premium or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment of such holder’s pro rata share. If a holder brings such a direct action, we will be entitled to that holder’s rights under the applicable declaration of trust to the extent of any payment made by us to that holder.

      If we fail to make payments under the guarantee, a holder of trust preferred securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

Limited Purpose of Trust

      The trust preferred securities evidence undivided beneficial ownership interests in the assets of the trust, and the trust exists for the sole purpose of issuing and selling the trust securities and using the proceeds to purchase our debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of debt securities is that a holder of debt securities is entitled to receive from us the principal amount of and interest accrued on the debt securities held, while a holder of trust preferred securities is entitled to receive distributions and other payments from the trust (or from us under the guarantee) only if and to the extent the trust has funds available for the payment of such distributions and other payments.

Rights upon Dissolution

      Upon any voluntary or involuntary dissolution of the trust involving the redemption or repayment of the debt securities, the holders of the trust securities will be entitled to receive, out of assets held by the trust, subject to the rights of creditors of the trust, if any, the liquidation distribution in cash. Because we are the guarantor under the guarantee and, as issuer of the debt securities, we have agreed to pay for all costs, expenses and liabilities of the trust (other than the trust’s obligations to the holders of the trust securities), the positions of a holder of trust securities and a holder of debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of Pulte would be substantially the same.

PLAN OF DISTRIBUTION

      We may sell the offered securities in and outside the United States from time to time (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents, or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

General

      Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act of 1933. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

Sale Through Underwriters or Dealers

      If we use underwriters in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale.

      We may offer the securities to the public through an underwriting syndicate or through a single underwriter.

      Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

      If we use dealers in a sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

      We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Indemnification

      We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

      Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

      Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

EXPERTS

      The consolidated financial statements of Pulte Homes appearing in Pulte Homes’ Annual Report (Form 10-K) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL OPINIONS

      Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan, will issue an opinion letter concerning the legality of the securities that we are offering in this prospectus, and a law firm to be identified will issue an opinion letter as to certain legal matters for any underwriters, dealers or agents, unless we indicate otherwise in an applicable prospectus supplement.

Pulte Homes, Inc.

$400,000,000

6.375% Senior Notes Due May 15, 2033

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Banc of America Securities LLC	Banc One Capital Markets, Inc.	Citigroup

Comerica Securities, Inc.

Credit Lyonnais Securities USA Inc.

SunTrust Robinson Humphrey

ABN AMRO Incorporated

PNC Capital Markets, Inc.

UBS Warburg

May 19, 2003